Exhibit 10.19

STANDARD FORM OF LOFT LEASE

The Real Estate Board of New York, Inc.

Agreement of Lease, made as of this 26th day of February in the year 2002, between Heartland Rental Properties LLC., 1 Executive Drive, Edgewood, New York 11717 party of the first part, hereinafter referred to as OWNER, and/or Landlord and American Prescription Providers, Inc. a New York Corporation with an office at 250 Executive Drive, Edgewood, New York 11717 party of the second part, hereinafter referred to as TENANT.

Witnesseth: Owner hereby leases to Tenant hereby hires from Owner, those certain premises (Unit as more particularly cross-hatched in red on Exhibit “A” attached hereto and made part hereof in the building known as 250 Executive Drive, Edgewood, New York for the term of five (5) years, (or until such term shall sooner cease and expire as hereinafter provided) to commence on the 1st day of April in the year 2002, and to end on the 31st day of March in the year 2007, and both dates inclusive, at an annual rental rate as more particularly set forth in paragraph 41 of the rider attached hereto and made part hereof, which Tenant agrees to pay in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments in advance on the first day of each month during said term, at the office of Owner or such other place as Owner may designate, without any setoff or deduction whatsoever, except that Tenant shall pay the first monthly installment(s) on the execution hereof (unless this lease be a renewal).

In the event that, at the commencement of the term of this lease, or thereafter, Tenant shall be in default in the payment of rent to Owner pursuant to the terms of another lease with Owner or with Owner’s predecessor in interest, Owner may at Owner’s option and without notice to Tenant add the amount of such arrears to any monthly installment of rent payable hereunder, and the same shall be payable to Owner as additional rent.

The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:

Rent:

1. Tenant shall pay the rent as above and as hereinafter provided.

Occupancy:

2. Tenant shall use and occupy the demised premises for (continued at rider paragraph 51 (A))

Alterations:

3. Tenant shall make no changes in or to the demised premises of any nature without Owner’s prior written consent which consent shall not be unreasonably withheld for non-structural items Subject to the prior written consent of Owner, and to the provisions of this article, Tenant, at Tenant’s expense, may make alterations, installations, additions or improvements which are nonstructural and which do not affect utility services or plumbing and electrical lines, in or to the interior of the demised premises, using contractors or mechanics first approved in each instance by Owner. Tenant shall, at its expense, before making any alterations, additions, installations or improvements obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof, and shall deliver promptly duplicates of all such permits, approvals and certificates to Owner. Tenant agrees to carry, and will cause Tenant’s contractors and sub-contractors to carry, such worker’s compensation, general liability, personal and property damage insurance as Owner may require. If any mechanic’s lien is filed against the demised premises, or the building of which the same forms a part, for work claimed to have been done for, or materials furnished to, Tenant, whether or not done pursuant to this article, the same shall be discharged by Tenant within thirty (30) days thereafter, at Tenant’s expense, by payment or filing a bond as permitted by law. All fixtures and all paneling, partitions, railings and like installations, installed in the demised premises at any time, either by Tenant or by Owner on Tenant’s behalf, shall, upon installation, become the property of Owner and shall remain upon and be surrendered with the demised premises unless Owner, by notice to Tenant no later than twenty (20) days prior to the date fixed as the termination of this lease, elects to relinquish Owner’s right thereto and to have them removed by Tenant, in which event the same shall be removed from the demised premises by Tenant prior to the expiration of the lease, at Tenant’s expense. Nothing in this article shall be construed to give Owner title to, or to prevent Tenant’s removal of, trade fixtures, moveable office furniture and equipment, but upon removal of same from the demised premises, or upon removal of other installations as may be required by Owner, Tenant shall immediately, and at its expense, repair and restore the demised premises to the condition existing prior to any such installations, and repair any damage to the demised premises or the building due to such removal. All property permitted or required to be removed by Tenant at the end of the term remaining in the demised premises after Tenant’s removal shall be deemed abandoned and may, at the election of Owner, either be retained as Owner’s property or removed from the demised premises by Owner, at Tenant’s expense.

Repairs:

4. Owner shall maintain and repair the public portions of the building. Tenant shall, throughout the term of this lease, take good care of the demised premises including the bathrooms and lavatory facilities the windows and window frames, and the fixtures and appurtenances therein, and at Tenant’s sole cost and expense promptly make all repairs thereto and to the building, whether structural or non-structural in nature, caused by, or resulting from, the carelessness, omission, neglect or improper conduct of Tenant, Tenant’s servants, employees, invitees, or licensees, and whether or not arising from Tenant’s conduct or omission, when required by other provisions of this lease, including Article 6. Tenant shall also repair all damage to the building and the demised premises caused by the moving of Tenant’s fixtures, furniture or equipment. All the aforesaid repairs shall be of quality or class equal to the original work or construction. If the demised premises be or become infested with vermin, Tenant shall, at its expense, cause the same to be exterminated. Tenant shall give Owner prompt notice of any defective condition in any plumbing, heating system or electrical lines located in the demised premises and following such notice, Owner shall remedy the condition with due diligence, but at the expense of Tenant, if repairs are necessitated by damage or injury attributable to Tenant, Tenant’s servants, agents, employees, invitees or licensees as aforesaid. Except as specifically provided in Article 9 or elsewhere in this lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner, Tenant or others making or failing to make any repairs, alterations, additions or improvements in or to any portion of the building or the demised premises, or in and to the fixtures, appurtenances or equipment thereof. It is specifically agreed that Tenant shall not be entitled to any setoff or reduction of rent by reason of any failure of Owner to comply with the covenants of this or any other article of this lease. Tenant agrees that Tenant’s sole remedy at law in such instance will be by way of an action for damages for breach of contract. The provisions of this Article 4 with respect to the making of repairs shall not apply in the case of fire or other casualty with regard to which Article 9 hereof shall apply.

Window Cleaning:

5. Tenant will not clean nor require, permit, suffer or allow any window in the demised premises to be cleaned from the outside in violation of Section 202 of the New York State Labor Law or any other applicable law, or of the Rules of the Board of Standards and Appeals, or of any other Board or body having or asserting jurisdiction.

Requirements of Law, Fire Insurance, Floor Loads:

6. Prior to the commencement of the lease term, if Tenant is then in possession, and at all times thereafter, Tenant shall, at Tenant’s sole cost and expense, promptly comply with all present and future laws, orders and regulations of all state, federal, municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of the New York Board of Fire Underwriters, Insurance Services Office, or any similar body which shall impose any violation, order or duty upon Owner or Tenant with respect to the demised premises, whether or not arising out of Tenant’s use or manner of use thereof, or, with respect to the building, if arising out of Tenant’s use or manner of use of the demised premises of the building (including the use permitted under the lease). Except as provided in Article 30 hereof, nothing herein shall require Tenant to make structural repairs or alterations unless Tenant has, by its manner of use of the demised premises or method of operation therein, violated any such laws, ordinances, orders, rules, regulations or requirements with respect thereto. Tenant shall not do or permit any act or thing to be done in or to the demised premises which is contrary to law, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Owner. Tenant shall not keep anything in the demised premises except as now or hereafter permitted by the Fire Department, Board of Fire Underwriters, Fire Insurance Rating Organization and other authority having jurisdiction, and then only in such manner and such quantity so as not to increase the rate for fire insurance applicable to the building, nor use the demised premises in a manner which will increase the insurance rate for the building or any property located therein over that in effect prior to the commencement of Tenant’s occupancy. If by reason of failure to comply with the foregoing the fire insurance rate shall, prior to beginning of this lease or at any time thereafter, be higher than it otherwise would be, then Tenant shall reimburse Owner, as additional rent hereunder, for that portion of all fire insurance premiums thereafter paid by Owner which shall have been charged because of such failure by Tenant. In any, action or proceeding wherein Owner and Tenant are parties, a schedule or “make-up” or rate for the building or demised premises issued by a body making fire insurance rates applicable to said premises shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to said premises. Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Owner reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment. Such installations shall be placed and maintained by Tenant at Tenant’s expense, in setting sufficient, in Owner’s judgement, to absorb and prevent vibration, noise and annoyance.

Subordination:

7. This lease is subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the real property of which the demised premises are a part, and to all renewals, modifications, consolidations, replacements and extensions of any such underlying leases and mortgages. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessor or by any mortgagee, affecting any lease or the real property of which the demised premises are a part. In confirmation of such subordination, Tenant shall from time to time execute promptly any certificate that Owner may request.

Tenant’s Liability Insurance Property Loss, Damage, Indemnity:

8. Owner or its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of the building, nor for loss of, or damage to, any property of Tenant by theft or otherwise, nor for any injury or damage to persons or property resulting from any cause of whatsoever nature, unless caused by, or due to, the negligence of Owner, its agents, servants or employees; Owner or its agents shall not be liable for any damage caused by other tenants or persons in, upon or about said building or caused by operations in connection of any private, public or quasi public work. If at any time any windows of the demised premises are temporarily closed, darkened or bricked up (or permanently closed, darkened or bricked up, if required by law) for any reason whatsoever including, but not limited to, Owner’s own acts, Owner shall not be liable for any damage Tenant may sustain thereby, and Tenant shall not be entitled to any compensation therefor nor abatement or diminution of rent, nor shall the same release Tenant from its obligations hereunder nor constitute an eviction. Tenant shall indemnify and save harmless Owner against and from all liabilities, obligations, damages, penalties, claims, costs and expenses for which Owner shall not be reimbursed by insurance, including reasonable attorney’s fees, paid, suffered or incurred as a result of any breach by Tenant, Tenant’s agents, contractors, employees, invitees, or licensees, of any covenant or condition of this lease, or the carelessness, negligence or improper conduct of Tenant, Tenant’s agents, contractors, employees, invitees or licensees. Tenant’s liability under this lease extends to the acts and omissions of any subtenant, and any agent, contractor, employee, invitee or licensee of any subtenant. In case any action or proceeding is brought against Owner by reason of any such claim, Tenant, upon written notice from Owner, will, at Tenant’s expense, resist or defend such action or proceeding by counsel approved by Owner in writing, such approval not to be unreasonably withheld.

Destruction, Fire and Other Casualty:

9. (a) If the demised premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give immediate notice thereof to Owner and this lease shall continue in full force and effect except as hereinafter set forth. (b) If the demised premises are partially damaged or rendered partially unusable by fire or other casualty, the damages thereto shall be repaired by, and at the expense of, Owner, and the rent and other items of additional rent, until such repair shall be substantially completed, shall be apportioned from the day following the casualty according to the part of the demised premises which is usable. (c) If the demised premises are totally damaged or rendered wholly unusable by fire or other casualty, then the rent and other items of additional rent as hereinafter expressly provided shall be proportionately paid up to the time of the casualty and thenceforth shall cease until the date when the demised premises shall have been repaired and restored by Owner (or sooner reoccupied in part by Tenant then rent shall be apportioned as provided in subsection (b) above), subject to Owner’s right to elect not to restore the same as hereinafter provided. (d) If the demised premises are rendered wholly unusable or (whether or not the demised premises are damaged in whole or in part) if the building shall be so damaged that Owner shall decide to demolish it or to rebuild it, then, in any of such events, Owner may elect to terminate this lease by written notice to Tenant, given within ninety (90) days after such fire or casualty, or thirty (30) days after adjustment of the insurance claim for such fire or casualty, whichever is sooner, specifying a date for the expiration of the lease, which date shall not be more than sixty (60) days after the giving of such notice, and upon the date specified in such notice the term of this lease shall expire as fully and completely as if such date were the date set forth above for the termination of this lease, and Tenant shall forthwith quit, surrender and vacate the demised premises without prejudice however, to Owner’s rights and remedies against Tenant under the lease provisions in effect prior to such termination, and any rent owing shall be paid up to such date, and any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant. Unless Owner shall serve a termination notice as provided for herein, Owner shall make the repairs and restorations under the conditions of (b) and (c) hereof, with all reasonable expedition, subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Owner’s control. After any such casualty, Tenant shall cooperate with Owner’s restoration by removing from the demised premises as promptly as reasonably possible, all of Tenant’s salvageable inventory and movable equipment, furniture, and other property. Tenant’s liability for rent shall resume five (5) days after written notice from Owner that the demised premises are substantially ready for Tenant’s occupancy. (e) Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty. Notwithstanding the foregoing, including Owner’s obligation to restore under subparagraph (b) above, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible, and to the extent permitted by law, Owner and Tenant each hereby releases and waives all right of recovery with respect to subparagraphs (b), (d) and (e) above, against the other or any one claiming through or under each of them by way of subrogation or otherwise. The release and waiver herein referred to shall be deemed to include any loss or damage to the demised premises and/or to any personal property, equipment, trade fixtures, goods and merchandise located therein. The foregoing release and waiver shall be in force only if both releasors’ insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance. If, and to the extent, that such waiver can be obtained only by the payment of additional premiums, then the party benefiting from the waiver shall pay such premium within ten (10) days after written demand or shall be deemed to have agreed that the party obtaining insurance coverage shall be free of any further obligation under the provisions hereof with respect to waiver of subrogation. Tenant acknowledges that Owner will not carry insurance on Tenant’s furniture and/or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant, and agrees that Owner will not be obligated to repair any damage thereto or replace the same. (f) Tenant hereby waives the provisions of Section 227 of the Real Property Law and agrees that the provisions of this article shall govern and control in lieu thereof.

Eminent Domain:

10. If the whole of the demised premises shall be acquired or condemned by Eminent Domain for any public or quasi public use or purpose, then and in that event, the term of this lease shall cease and terminate from the date of title vesting in such proceeding and Tenant shall have no claim for the value of any unexpired term of said lease. Tenant shall have the right to make an independent claim to the condemning authority for the value of Tenant’s moving expenses and personal property, trade fixtures and equipment, provided Tenant is entitled pursuant to the terms of the lease to remove such property, trade fixtures and equipment at the end of the term, and provided further such claim does not reduce Owner’s award.

Assignment, Mortgage, Etc.:

11. Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage or encumber this agreement, nor underlet, or suffer or permit the demised premises or any part thereof to be used by others, without the prior written consent of Owner in each instance. If this lease be assigned, or if the demised premises or any part thereof be underlet or occupied by anybody other than Tenant, Owner may, after default by Tenant, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the rent therein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, undertenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Owner to an assignment or underletting shall not in any wise be construed to relieve Tenant from obtaining the express consent in writing of Owner to any further assignment or underletting.

Electric Current:

12. Rates and conditions in respect to submetering or rent inclusion, as the case may be, to be added in RIDER attached hereto. Tenant covenants and agrees that at all times its use of electric current shall not exceed the capacity of existing feeders to the building or the risers or wiring installation, and Tenant may not use any electrical equipment which, in Owner’s opinion, reasonably exercised, will overload such installations or interfere with the use thereof by other tenants of the building. The change at any time of the character of electric service shall in no wise make Owner liable or responsible to Tenant, for any loss, damages or expenses which Tenant may sustain.

Access to Premises:

13. Owner or Owner’s agents shall have the right (but shall not be obligated) to enter the demised premises in any emergency at any time, and, at other reasonable times, to examine the same and to make such repairs, replacements and improvements as Owner may deem necessary and reasonably desirable to any portion of the building, or for the purpose of complying with laws, regulations and other directions of governmental authorities. Tenant shall permit Owner to use, maintain and replace pipes and conduits in and through the demised premises, and to erect new pipes and conduits therein provided, wherever possible, they are within walls or otherwise concealed. Owner may, during the progress of any work in the demised premises, take all necessary materials and equipment into said premises without the same constituting an eviction, nor shall Tenant be entitled to any abatement of rent while such work is in progress, nor to any damages by reason of loss or interruption of business or otherwise. Throughout the term hereof Owner shall have the right to enter the demised premises at reasonable hours for the purpose of showing the same to prospective purchasers or mortgagees of the building, and during the last six (6) months of the term for the purpose of showing the same to prospective tenants, and may, during said six (6) months period, place upon the demised premises the usual notices “To Let” and “For Sale” which notices Tenant shall permit to remain thereon without molestation. If Tenant is not present to open and permit an entry into the demised premises, Owner or Owner’s agents may enter the same whenever such entry may be necessary or permissible by master key or forcibly, and provided reasonable care is exercised to safeguard Tenant’s property, such entry shall not render Owner or its agents liable therefor, nor in any event shall the obligations of Tenant hereunder be affected. If during the last month of the term

Tenant shall have removed all or substantially all of Tenant’s property therefrom, Owner may immediately enter, alter, renovate or redecorate the demised premises without limitation or abatement of rent, or incurring liability to Tenant for any compensation, and such act shall have no effect on this lease or Tenant’s obligation hereunder.

Vault, Vault Space, Area:

14. No vaults, vault space or area, whether or not enclosed or covered within the property line of the building is leased, hereunder, anything contained in or indicated on any sketch, blue print or plan, or anything contained elsewhere in this lease to the contrary notwithstanding. Owner makes no representation as to the location of the property line of the building. All vaults and vault space and all such areas not within the property line of the building, which Tenant may be permitted to use and/or occupy, is to be used and/or occupied under a revocable license, and if any such license be revoked, or if the amount of such space or area be diminished or required by any federal, state or municipal authority or public utility, Owner shall not be subject to any liability, nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such revocation, diminution or requisition be deemed constructive or actual eviction. Any tax, fee or charge of municipal authorities for such vault or area shall be paid by Tenant, if used by Tenant, whether, or not specifically leased hereunder.

Occupancy:

15. Tenant will not at any time use or occupy the demised premises in violation of the certificate of occupancy issued for the building of which the demised premises are a part. Tenant has inspected the demised premises and accepts them as is, subject to the riders annexed hereto with respect to Owner’s work, if any. In any event, Owner makes no representation as to the condition of the demised premises and Tenant agrees to accept the same subject to violations, whether or not of record. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business, Tenant shall be responsible for, shall procure and maintain, such license or permit.

Bankruptcy:

16. (a) Anything elsewhere in this lease to the contrary notwithstanding, this lease may be cancelled by Owner by sending of a written notice to Tenant within a reasonable time after the happening of any one or more of the following events: (1) the commencement of a case in bankruptcy or under the laws of any state naming Tenant as the debtor; or (2) the making by Tenant of an assignment or any other arrangement for the benefit of creditors under any state statute. Neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of court, shall thereafter be entitled to possession of the premises demised, but shall forthwith quit and surrender the demised premises. If this lease shall be assigned in accordance with its terms, the provisions of this Article 16 shall be applicable only to the party then owning Tenant’s interest in this lease.

(b) It is stipulated and agreed that in the event of the termination of this lease pursuant to (a) hereof, Owner shall forthwith, notwithstanding any other provisions of this lease to the contrary, be entitled to recover from Tenant, as and for liquidated damages, an amount equal to the difference between the rental reserved hereunder for the unexpired portion of the term demised and the fair and reasonable rental value of the demised premises for the same period. In the computation of such damages the difference between any installment of rent becoming due hereunder after the date of termination and the fair and reasonable rental value of the demised premises for the period for which such installment was payable shall be discounted to the date of termination at the rate of four percent (4%) per annum. If the demised premises or any part thereof be relet by Owner for the unexpired term of said lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall be deemed to be the fair and reasonable rental value for the part or the whole of the demised premises so re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice the right of the Owner to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

Default:

17. (1) If Tenant defaults in fulfilling any of the covenants of this lease other than the covenants for the payment of rent or additional rent; or if the demised premises becomes vacant or deserted, or if this lease be rejected under §365 of Title 11 of the U.S. Code (Bankruptcy Code); or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the demised premises shall be taken or occupied by someone other than Tenant; or if Tenant shall be in default with respect to any other lease between Owner and Tenant; or if Tenant shall have failed, after five (5) days written notice, to redeposit with Owner any portion of the security deposited hereunder which Owner has applied to the payment of any rent and additional rent due and payable hereunder; or if Tenant fails to move into or take possession of the demised premises within thirty (30) days after the commencement of the term of this lease, of which fact Owner shall be the sole judge; then in any one or more of such events, upon Owner serving a written fifteen (15) days notice upon Tenant specifying the nature of said default, and upon the expiration of said fifteen (15) days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said fifteen (15) day period, and if Tenant shall not have diligently commenced during such default, or if the said default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said fifteen (15) day period, and if Tenant shall not have diligently commenced during such default within such fifteen (15) day period, and shall not thereafter with reasonable diligence and in good faith, proceed to remedy or cure such default, then Owner may serve a written five (5) days notice of cancellation of this lease upon Tenant, and upon the expiration of said five (5) days this lease and the term thereunder shall end and expire as fully and completely as if the expiration of such five (5) day period were the day herein definitely fixed for the end and expiration of this lease and the term thereof, and Tenant shall then quit and surrender the demised premises to Owner, but Tenant shall remain liable as hereinafter provided.

(2) If the notice provided for in (1) hereof shall have been given, and the term shall expire as aforesaid; or if Tenant shall be in default in the payment of the rent reserved herein or any item of additional rent herein mentioned, or any part of either, or in making any other payment herein required; then, and in any of such events, Owner may without notice, re-enter the demised premises either by force or otherwise, and dispossess Tenant by summary proceedings or otherwise, and the legal representative of Tenant or other occupant of the demised premises, and remove their effects and hold the demised premises as if this lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end. If Tenant shall make default hereunder prior to the date fixed as the commencement of any renewal or extension of this lease, Owner may cancel and terminate such renewal or extension agreement by written notice.

Remedies of Owner and Waiver of Redemption:

18. In case of any such default, re-entry, expiration and/or dispossess by summary proceedings or other breach, (a) the rent, and additional rent, shall become due thereupon and be paid up to the time of such re-entry, dispossess and/or expiration, (b) Owner may re-let the demised premises or any part or parts thereof, either in the name of Owner or otherwise, for a term or terms, which may at Owner’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this lease, and may grant concessions or free rent or charge a higher rental than that in this lease, (c) Tenant or the legal representatives of Tenant shall also pay to Owner as liquidated damages for the failure of Tenant to observe and perform said Tenant’s covenants herein contained, any deficiency between the rent hereby reserved and or covenanted to be paid and the net amount, if any, of the rents collected on account of the subsequent lease or leases of the demised premises for each month of the period which would otherwise have constituted the balance of the term of this lease. The failure of Owner to re-let the demised premises or any part or parts thereof shall not release or affect Tenant’s liability for damages. In computing such liquidated damages there shall be added to the said deficiency such expenses as Owner may incur in connection with re-letting, such as legal expenses, reasonable attorneys’ fees, brokerage, advertising, and for keeping the demised premises in good order or for preparing the same for re-letting. Any such liquidated damages shall be paid in monthly installments by Tenant on the rent day specified in this lease, and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Owner to collect the deficiency for any subsequent month by a similar proceeding. Owner, in putting the demised premises in good order or preparing the same for re-rental may, at Owner’s option, make such alterations, repairs, replacements, and/or decorations in the demised premises as Owner, in Owner’s sole judgment, considers advisable and necessary for the purpose of re-letting the demised premises, and the making of such alterations, repairs, replacements, and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Owner shall in no event be liable in any way whatsoever for failure to re-let the demised premises, or in the event that the demised premises are re-let, for failure to collect the rent thereof under such re-letting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rents collected over the sums payable by Tenant to Owner hereunder. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Owner shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this lease of any particular remedy, shall not preclude Owner from any other remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws.

Fees and Expenses:

19. If Tenant shall default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under, or by virtue of, any of the terms or provisions in any article of this lease, after notice if required, and upon expiration of the applicable grace period, if any, (except in an emergency), then, unless otherwise provided elsewhere in this lease, Owner may immediately, or at any time thereafter, and without notice, perform the obligation of Tenant thereunder. If Owner, in connection with the foregoing, or in connection with any default by Tenant in the covenant to pay rent hereunder, makes any expenditures or incurs any obligations for the payment of money, including but not limited to reasonable attorneys’ fees, in instituting, prosecuting or defending any action or proceeding, then Tenant will reimburse Owner for such sums so paid or obligations incurred with interest and costs. The foregoing expenses incurred by reason of Tenant’s default shall be deemed to be additional rent hereunder and shall be paid by Tenant to Owner within ten (10) days of rendition of any bill or statement to Tenant therefor. If Tenant’s lease term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Owner as damages.

Building Alterations and Management:

20. Owner shall have the right, at any time, without the same constituting an eviction and without incurring liability to Tenant therefor, to change the arrangement and or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the building, and to change the name, number or designation by which the building may be known. There shall be no allowance to Tenant for diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner or other Tenant making any repairs in the building or any such alterations, additions and improvements. Furthermore, Tenant shall not have any claim against Owner by reason of Owner’s imposition of any controls of the manner of access to the building by Tenant’s social or business visitors, as Owner may deem necessary, for the security of the building and its occupants.

No Representations by Owner:

21. Neither Owner nor Owner’s agents have made any representations or promises with respect to the physical condition of the building, the land upon which it is erected, the demised premises, the rents, leases, expenses of operation, or any other matter or thing affecting or related to the demised premises or the building, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this lease. Tenant has inspected the building and the demised premises and is thoroughly acquainted with their condition and agrees to take the same “as-is” on the date possession is tendered, and acknowledges that the taking of possession of the demised premises by Tenant shall be conclusive evidence that the said premises, and the building of which the same form a part, were in good and satisfactory condition at the time such possession was so taken, except as to latent defects. All understandings and agreements heretofore made between the parties hereto are merged in this contract, which alone fully and completely expresses the agreement between Owner and Tenant, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect and abandonment of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

End of Term:

22. Upon the expiration or other termination of the term of this lease, Tenant shall quit and surrender to Owner the demised premises, “broom-clean”, in good order and condition, ordinary wear and damages which Tenant is not required to repair as provided elsewhere in this lease excepted, and Tenant shall remove all its property from the demised premises. Tenant’s obligation to observe or perform this convenant shall survive the expiration or other termination of this lease. If the last day of the term of this Lease, or any renewal thereof, falls on Sunday, this lease shall expire at noon on the preceding Saturday, unless it be a legal holiday, in which case it shall expire at noon on the preceding business day.

Quiet Enjoyment:

23. Owner convenants and agrees with Tenant that upon Tenant paying the rent and additional rent and observing and performing all the terms, convenants and conditions, on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the premises hereby demised, subject, nevertheless, to the terms and conditions of this lease including, but not limited to, Article 34 hereof, and to the ground leases, underlying leases and mortgages hereinbefore mentioned.

Failure to Give Possession:

24. If Owner is unable to give possession of the demised premises on the date of the commencement of the term hereof because of the holding-over or retention of possession of any tenant, undertenant or occupants, or if the demised premises are located in a building being constructed, because such building has not been sufficiently completed to make the premises ready for occupancy or because of the fact that a certificate of occupancy has not been procured, or if Owner has not completed any work required to be performed by Owner, or for any other reason, Owner shall not be subject to any liability for failure to give possession on said date and the validity of the lease shall not be impaired under such circumstances, nor shall the same be construed in any wise to extend the term of this lease, but the rent payable hereunder shall be abated (provided Tenant is not responsible for Owner’s inability to obtain possession or complete any work required) until after Owner shall have given Tenant notice that Owner is able to deliver possession in the condition required by this lease. If permission is given to Tenant to enter into possession of the demised premises, or to occupy premises other than the demised premises, prior to the date specified as the commencement of the term of this lease, Tenant convenants and agrees that such possession and/ or occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this lease, except the obligation to pay the fixed annual rent set forth in page one of this lease. The provisions of this article are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

No Waiver:

25. The failure of Owner to seek redress for violation of, or to insist upon the strict performance of, any convenant or condition of this lease, or of any of the Rules or Regulations, set forth or hereafter adopted by Owner, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Owner of rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver of such breach, and no provision of this lease shall be deemed to have been waived by Owner unless such waiver be in writing signed by Owner. No payment by Tenant, or receipt by Owner, of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Owner may accept such check or payment without prejudice to Owner’s right to recover the balance of such rent or pursue any other remedy in this lease provided. All checks tendered to Owner as and for the rent of the demised premises shall be deemed payments for the account of Tenant. Acceptance by Owner of rent from anyone other than Tenant shall not be deemed to operate as an attornment to Owner by the payor of such rent, or as a consent by Owner to an assignment or subletting by Tenant of the demised premises to such payor, or as a modification of the provisions of this lease. No act or thing done by Owner or Owner’s agents during the term hereby demised shall be deemed an acceptance of a surrender of said premises, and no agreement to accept such surrender shall be valid unless in writing signed by Owner. No employee of Owner or Owner’s agent shall have any power accept the keys of said premises prior to the termination of the lease, and the delivery of keys to any such agent or employee shall not operate as a termination of the lease or a surrender of the demised premises.

Waiver of Trial by Jury:

26. It is mutually agreed by and between Owner and Tenant that the respective parties hereto shall, and they hereby do, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this lease, the relationship of Owner and Tenant, Tenant’s use of or occupancy of demised premises, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Owner commences any proceeding or action for possession, including a summary proceeding for possession of the demised premises, Tenant will not interpose any counterclaim, or whatever nature or description, in any such proceeding, including a counterclaim under Article 4, except for statutory mandatory counterclaims.

Inability to Perform:

27. This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall in no wise be affected, impaired or excused because Owner is unable to fulfill any of its obligations under this lease, or to supply, or is delayed in supplying, any service expressly or impliedly to be supplied, or is unable to make, or is delayed in making, any repairs, additions, alterations or decorations, or is unable to supply, or is delayed in supplying, any equipment, fixtures or other materials, if Owner is prevented or delayed from doing so by reason of strike or labor troubles, or any cause whatsoever beyond Owner’s sole control including, but not limited to, government preemption or restrictions, or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency, or by reason of the conditions which have been or are affected, either directly or indirectly, by war or other emergency.

Bills and Notices:

28. Except as otherwise in this lease provided, a bill statement, notice communication which Owner may desire or be required to give to Tenant, shall be deemed sufficiently given or rendered if, in writing, delivered to Tenant personally, or sent by registered or certified mail addressed to Tenant at the building of which the demised premises form a part, or at the last known residence address or business address of Tenant, or left at any of the aforesaid premises addressed to Tenant, and the time of the rendition of such bill or statement and of the giving of such notice or communication shall be deemed to be the time when the same is delivered to Tenant mailed, or left at the premises as herein provided. Any notice by Tenant to Owner must be served by registered or certified mail addressed to Owner at the address first hereinabove given, or at such other address as Owner shall designate by written notice.

Water Charges:

29. If Tenant requires, uses or consumes water for any purpose in addition to ordinary lavatory purposes (of which fact Owner shall be the sole judge) Owner may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Owner for the cost of the meter and the cost of the installation. Throughout the duration of Tenant’s occupancy, Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s own cost and expense. In the event Tenant fails to maintain the meter and installation equipment in good working order and repair (of which fact Owner shall be the sole judge) Owner may cause such meter and equipment to be replaced or repaired, and collect the cost thereof from Tenant as additional rent. Tenant agrees to pay for water consumed, as shown on said meter as and when bills are rendered, and in the event Tenant defaults in the making of such payment, Owner may pay such charges and collect the same from Tenant as additional rent. Tenant covenants and agrees to pay, as additional rent, the sewer rent, charge or any other tax, rent or levy which now or hereafter is assessed, imposed or a lien upon the demised premises, or the realty of which they are a part, pursuant to any law, order or regulation made or issued in connection with the use, consumption, maintenance or supply of water, the water system or sewage or sewage connection or system. If the building, the demised premises, or any part thereof, is supplied with water through a meter through which water is also supplied to other premises, Tenant shall pay to Owner, as additional rent, Tenant’s Share (see rider paragraph. 41 (D)) as and when billed, of the total meter charges as Tenant’s portion. Independently of, and in addition to, any of the remedies reserved to Owner hereinabove or elsewhere in this lease, Owner may sue for and collect any monies to be paid by Tenant, or paid by Owner, for any of the reasons or purposes hereinabove set forth.

Sprinklers.

30. Anything elsewhere in this lease to the contrary notwithstanding, if the New York Board of Fire Underwriters or the New York Fire Insurance Exchange or any bureau, department or official of the federal, state or city government recommend or require the installation of a sprinkler system, or that any changes, modifications, alterations, or additional sprinkler heads or other equipment be made or supplied in an existing sprinkler system by reason of Tenant’s business, the location of partitions, trade fixtures, or other contents of the demised premises, or for any other reason, or if any such sprinkler system installation, modifications, alterations, additional sprinkler heads or other such equipment, become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the fire insurance rate set by said Exchange or any other body making fire insurance rates, or by any fire insurance company, Tenant shall, at Tenant’s expense, promptly make such sprinkler system installations, changes, modifications, alterations, and supply additional sprinkler heads or other equipment as required, whether the work involved shall be structural or non-structural in nature. Tenant shall pay to Owner as additional rent Tenant’s Share, as and when billed during the term of this lease, as Tenant’s portion of the contract price for sprinkler supervisory alarm and maintenance service.

Elevators, Heat, Cleaning:

31. As long as Tenant is not in default under any the covenants of this lease, beyond the applicable grace period provided in this lease for the curing of such defaults, Owner shall: (d) clean the public halls and public portions of the building which are used in common by all tenants. Tenant shall, at Tenant’s expense, keep the demised premises, including the windows, clean and in order, to the reasonable satisfaction of Owner, and for that purpose shall employ person or persons, or corporations approved by Owner. Tenant shall pay to Owner the cost of removal of any of Tenant’s refuse and rubbish from the building. Bills for the same shall be rendered by Owner to Tenant at such time as Owner may elect, and shall be due and payable hereunder, and the amount of such bills shall be deemed to be, and be paid as additional rent. Tenant shall, independently contract for the removal of such rubbish and refuse. Under such circumstances, however, the removal of such refuse and rubbish by others shall be subject to such rules and regulations as, in the judgment of Owner, are necessary for the proper operation of the building. Owner reserves the right to stop service of the heating, elevator, plumbing and electric systems, when necessary, by reason of accident or emergency, or for repairs, alteration, replacements or improvements, which in the judgment of Owner are desirable or necessary to be made, until said repairs, alterations, replacement or improvements shall have been completed. If the building of which the demised premises are a part supplies manually operated elevator service; Owner may proceed diligently with alterations necessary to substitute automatic control elevator service without in any way affecting the obligations of Tenant hereunder.

Security:

32. Tenant has deposited with Owner the sum of $ 8,959.00 as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this lease. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this lease, including, but not limited to, the payment of rent and additional rent, Owner may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent, or any other sum as to which Tenant is in default, or for any sum which Owner may expend, or may be required to expend, by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this lease, including but not limited to, any damages or deficiency in the re-letting of the demised premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Owner. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this lease, the security shall be returned to Tenant after the date fixed as the end of the lease, and after delivery of entire possession of the demised premises to Owner. In the event of a sale of the land and building or leasing of the building, of which the demised premises form a part, Owner shall have the right to transfer the security to the vendee or lessee, and Owner shall thereupon be released by Tenant from all liability for the return of such security; and Tenant agrees to look to the new Owner solely for the return of said security, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Owner. Tenant further covenants that it will not assign or encumber, or attempt to assign or encumber, the monies deposited herein as security, and that neither Owner nor its successors or assigns shall be bound by and such assignment, encumbrance, attempted assignment or attempted encumbrance.

Captions:

33. The Captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this lease nor the intent of any provision thereof.

Definitions:

34. The term “Owner” as used in this lease means only the owner of the fee or of the leasehold of the building, or the mortgagee in possession for the time being, of the land and building (or the owner of a lease of the building or of the land and building) of which the demised premises form a part, so that in the event of any sales or sales of said land and building or of said lease, or in the event of a lease of said building, or of the land and building, the said Owner shall be and hereby is entirely freed and relieved of all covenants and obligations of Owner hereunder, and it shall be deemed and constructed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, at any such sale, or the said lessee of the building, or of the land and building, that the purchaser or the lessee of the building has assumed and agreed to carry out any and all covenants and obligations of Owner hereunder. The words “re-enter” and “re-entry” as used in this lease are not restricted to their technical legal meaning. The term “rent” includes the annual rental rate whether so expressed or expressed in monthly installments, “additional rent.” “Additional rent” means all sums which shall be due to Owner from Tenant under this lease, in addition to the annual rental rate. The term “business days” as used in this lease, shall exclude Saturdays, Sundays, and all days observed by the States or Federal Government as legal holidays, and those designated as holidays by the applicable building service union employees service contract, or by the applicable Operating Engineers contract with respect to HVAC service. Wherever it is expressly provided in this lease consent shall not be unreasonably withheld, such consent shall not be unreasonably delayed.

Adjacent Excavation Shoring:

35. If an excavation shall be made upon land adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, a license to enter upon the demised premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the building, of which demised premises form a part, from injury or damage, and to support the same by proper foundations, without any claim for damages or indemnity against Owner, or diminution or abatement of rent.

Rules and Regulations:

36. Tenant and Tenant’s servants, employees, agents, visitors, and licensees shall observe faithfully, and comply strictly with, the Rules and Regulations annexed hereto and such other and further reasonable Rules and Regulations as Owner or Owner’s agents may from time to the adopt. Notice of any additional Rules or Regulations shall be given in such manner as Owner may elect. In case Tenant disputes the reasonableness of any additional Rules or Regulations hereafter made adopted by Owner or Owner’s agents, the parties hereto agree to submit the question of the reasonableness of such Rules or Regulations for decision to the New York office of the American Arbitration Association, whose determination shall be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any additional Rules or Regulations upon Tenant’s part shall be deemed waived unless the same shall be asserted by service of a notice, in writing, upon Owner, within fifteen (15) days after the giving of notice thereof. Nothing in this lease contained shall be construed to impose upon Owner any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant, and Owner shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

Glass:

37. Tenant shall replace, at the expense of Tenant, any and all plate and other glass damaged or broken from any cause whatsoever in and about the demised premises. Tenant shall insure, and keep insured, at Tenant’s expense, all plate and other glass in the demised premises for and in the name of Owner.

Estoppel Certificate:

38. Tenant, at any time, and from time to time, upon at least ten (10) days prior notice by Owner, shall execute, acknowledge and deliver to Owner, and/or to any other person, firm or corporation specified by Owner, a statement certifying that this lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the rent and additional rent have been paid, and stating whether or not there exists any default by Owner under this lease, and, if so, specifying each such default and stating such other matters as may reasonably be requested.

Directory Board Listing:

39. If, at the request of, and as accommodation to, Tenant, Owner shall place upon the directory board in the lobby of the building, one or more names of persons or entities other than Tenant, such directory board listing shall not be construed as the consent by Owner to an assignment or subletting by Tenant to such persons or entities.

Successors and Assigns:

40. The covenants, conditions and agreements contained in this lease shall bind and inure to the benefit of Owner and Tenant and their respective heirs, distributees, executors, administrators, successors, and expect as otherwise provided in this lease, their assigns.

A rider consisting of 36 pages is attached hereto and made part hereof.

In Witness Whereof, Owner and Tenant have respectively signed and sealed this lease as of the day and year first above written.

OWNER/LANDLORD

Witness for Owner:	By:	Heartland Rental Properties LLC
Heartland Rental Properties, Inc.

/s/ ILLEGIBLE	By:	/s/ Adam Wolkoff
Adam Wolkoff President [LS]

Witness for Tenant	TENANT:	American Prescription Providers, Inc
/s/ David L Redmona

	By:	/s/ R. Scott Jones
R. Scott Jones, President & CEO

ACKNOWLEDGEMENT

STATE OF NEWYORK,

SS.:

COUNTY OF

On the              day of                      in the year                 , before me, the undersigned, a Notary Public in and for said State, personally appeared                                                              , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

NOTARY

RULES AND REGULATIONS ATTACHED TO AND MADE A PART OF THIS LEASE IN ACCORDANCE WITH ARTICLE 36.

1. The sidewalks, entrances, driveways, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant or used for any purpose other than for ingress or egress from the demised premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Owner. There shall not be used in any space, or in the public hall of the building, either by Tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and sideguards. If said premises are situated on the ground floor of the building, Tenant shall further, at Tenant’s expense, keep the sidewalk and curb in front of said premises clean and free from ice, snow, dirt and rubbish.

2. The water and wash closets and plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by Tenant, whether or not caused by Tenant, its clerks, agents, employees or visitors.

3. No carpet, rug or other article shall be hung or shaken out of any window of the building; and Tenant shall not sweep or throw, or permit to be swept or thrown, from the demised premises, any dirt or other substances into any of the corridors of halls, elevators, or out of the doors or windows or stairways of the building, and Tenant shall not use, keep, or permit to be used or kept, any foul or noxious gas or substance in the demised premises, or permit or suffer the demised premises to be occupied or used in a manner offensive or objectionable to Owner or other occupants of the buildings by reason of noise, odors, and or vibrations, or interfere in any way, with other tenants or those having business therein, nor shall any bicycles, vehicles, animals, fish, or birds be kept in or about the building. Smoking or carrying lighted cigars or cigarettes in the elevators of the building is prohibited.

4. No awaings or other projections shall be attached to the outside walls of the building without the prior written consent of Owner.

5. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the demised premises or the building, or on the inside of the demised premises if the same is visible from the outside of the demised premises, without the prior written consent of Owner, except that the name of Tenant may appear on the entrance door of the demised premises. In the event of the violation of the foregoing by Tenant, Owner may remove same without any liability, and may charge the expense incurred by such removal to Tenant. Interior signs on doors and directory tablet shall be inscribed, painted or affixed for Tenant by Owner at the expense of Tenant, and shall be of a size, color and style acceptable to Owner.

6. Tenant shall not mark, paint, drill into, or in any way deface any part of the demised premises or the building of which they form a part. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Owner, and as Owner may direct. Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the demised premises, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

7. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or mechanism thereof. Tenant must, upon the termination of his tenancy, restore to Owner all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, Tenant, and in the event of the loss of any keys, so furnished, Tenant shall pay to Owner the cost thereof.

8. Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the demised premises only on the freight elevators and through the service entrances and corridors, and only during hours, and in a manner approved by Owner. Owner reserves the right to inspect all freight to be brought into the building, and to exclude from the building all freight which violates any of these Rules and Regulations of the lease, of which these Rules and Regulations are a part.

9. Tenant shall not obtain for use upon the demised premises ice, drinking water, towel and other similar services, or accept barbering or bootblacking services in the demised premises, except from persons authorized by Owner, and at hours and under regulations fixed by Owner. Canvassing, soliciting and peddling in the building is prohibited and Tenant shall cooperate to prevent the same.

10. Owner reserves the right to exclude from the building all persons who do not present a pass to the building signed by Owner. Owner will furnish passes to persons for whom any Tenant requests same in writing. Tenant shall be responsible for all persons for whom it requests such pass, and shall be liable to Owner for all acts of such persons. Notwithstanding the foregoing, Owner shall not be required to allow Tenant or any person to enter or remain in the building, except on business days from 8:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m. Tenant shall not have a claim against Owner by reason of Owner excluding from the building any person who does not present such pass.

11. Owner shall have the right to prohibit any advertising by Tenant which in Owner’s opinion, tends to impair the reputation of the building or its desirability as a loft building, and upon written notice from Owner, Tenant shall refrain from or discontinue such advertising.

12. Tenant shall not bring, or permit to be brought or kept, in or on the demised premises, any inflammable, combustible, explosive, or hazardous fluid, material, chemical or substance, or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors, to permeate in, or emanate from, the demised premises.

13. Tenant shall not use the demised premises in a manner which disturbs or interferes with other tenants in the beneficial use of their premises.

14. Refuse and Trash. (1) Compliance by Tenant. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations, of all state, federal, municipal, and local governments, departments, commissions and boards regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash. Tenant shall sort and separate such waste products, garbage, refuse and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse and trash shall be placed in separate receptacles reasonably approved by Owner. Tenant shall remove, or cause to be removed by a contractor acceptable to Owner, at Owner’s sole discretion, such items as Owner may expressly designate. (2) Owner’s Rights in Event of Noncompliance. Owner has the option to refuse to collect or accept from Tenant waste products, garbage, refuse or trash (a) that is not separated and sorted as required by law or (b) which consists of such items as Owner may expressly designate for Tenant’s removal, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Owner. Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Owner or Tenant by reason of Tenant’s failure to comply with the provisions of this Building Rule 15, and, at Tenant’s sole cost and expense, shall indemnity, defend and hold Owner harmless (including reasonable legal fees and expenses) from and against any actions, claims and suits arising from such noncompliance, utilizing counsel reasonably satisfactory to Owner.

Address

Premises

TO

STANDARD FORM OF

[GRAPHIC APPEARS HERE]

The Real Estate Board of New York, Inc.

© Copyright 1999. All rights Reserved.

Reproduction in whole or in part prohibited.

Dated                                          in the year

Rent Per Year

Rent Per Month

Term

From

To

Drawn by

Checked by

Entered by

Approved by

Facility Lease – New York

Landlord:	Heartland Rental Properties, Inc.

Location:	250 Executive Drive

Edgewood, NY 11717

Approx. Size:	5,119 Sq. Ft.

Term:	April 1, 2002 – March 31, 2007

Monthly/Annual Rent:	Yr. 1	$4,479.17 / $53,750

	Yr. 2	$4,658.33 / $55,900

	Yr. 3	$4,844.67 / $58,136

	Yr. 4	$5,038.45 / $60,461.44

	Yr. 5	$5,239.99 / $62,879.90

RIDER ANNEXED TO AND MADE PART OF THE LEASE, (“Lease”), dated the      day of February, 2002, between HEARTLAND RENTAL PROPERTIES LLC., as Landlord/Owner, and AMERICAN PRESCRIPTION PROVIDERS, INC., as Tenant.

41.	Rent:

A.	During the full term of this Lease Tenant covenants to and shall pay Landlord annual base rent (“Base Rent”) at the annual base rates as set forth below, in equal monthly installments in advance on the first day of each month during said term, without any demand therefor and without any setoff or deduction whatsoever, as follows:

(i)	For the Lease Year (for the purposes hereof, “Lease Year” shall be defined as twelve (12) consecutive calendar months, the first Lease Year commencing with the month during which the term of this Lease commences) April 1, 2002 through March 31, 2003, Base Rent shall be fifty-three thousand seven hundred fifty and 00/100 ($53,750.00) Dollars, payable four thousand four hundred seventy-nine and 17/100 ($4,479.17) Dollars monthly.

(ii)	For the Lease Year April 1, 2003 through March 31, 2004, Base Rent shall be fifty-five thousand nine hundred and 00/100 ($55,900.00) Dollars, payable four thousand six hundred fifty-eight and 33/100 ($4,658.33) Dollars monthly.

(iii)	For the Lease Year April 1, 2004 through March 31, 2005, Base Rent shall be fifty-eight thousand one hundred thirty-six and 00/100 ($58,136.00) Dollars, payable four thousand eight hundred forty-four and 67/100 ($4,844.67) Dollars monthly.

(iv)	For the Lease Year April 1, 2005 through March 31, 2006, Base Rent shall be sixty thousand four hundred sixty-one and 44/100 ($60,461.44) Dollars, payable five thousand thirty-eight and 45/100 ($5,038.45) Dollars monthly.

(v)	For the Lease Year April 1, 2006 through March 31, 2007, Base Rent shall be sixty-two thousand eight hundred seventy-nine and 90/100 ($62,879.90) Dollars, payable five thousand two hundred thirty-nine and 99/100 ($5,239.99) Dollars monthly.

B.	Tenant, without any requirement of prior notice to Tenant, agrees to pay a late payment and administrative charge of five (5%) percent of the total monthly rental due, including any and all additions to Base Rent, if the Base Rent is not paid when due and such nonpayment continues beyond the tenth (10th) day of the month. Such late payment and administrative charge shall be due as additional rent, shall be in addition to all of Landlord’s other rights and remedies hereunder in the event of Tenant’s default, and shall be payable with the rent to which it pertains. Tenant further agrees that the late payment and administrative charge imposed is fair and reasonable, complies with all laws, regulations and statutes, and constitutes an agreement between Landlord and Tenant as to the estimated compensation for costs and administrative expenses incurred by Landlord due to the late payment of rent to Landlord by Tenant. Tenant further agrees that the late payment and administrative charge assessed pursuant to this Lease is not interest, and the late payment and administrative charge does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. Acceptance of such late payment and administrative charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late payment and administrative charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Rent, then Base Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any other provision of this Lease to the contrary. Furthermore, in the event any check delivered to Landlord in payment of any amount due under this Lease is returned uncollected, for non-sufficient funds, or for any like reason, in addition to any and all remedies available to Landlord, Tenant agrees to pay Landlord, as additional rent, the sum of $20.00 to compensate Landlord for the additional administrative cost and expense incurred by Landlord by reason of such check. In the event Tenant shall be served with a demand for the payment of any past due amount under this Lease, any payments tendered thereafter to cure any default by Tenant shall be made only by cashier’s or certified check.

C.	Except as may otherwise be specifically set forth in this Lease, Tenant is to be fully responsible, liable and is to pay for all fees, assessments, expenses, insurance, repairs, both interior and exterior, nonstructural, increases in real estate taxes and any other charges for the demised premises.

D.	For the purposes of this Lease, Tenant’s Share shall be two (2%) percent, which is the ratio of the number of square feet demised herein (approximately 5,000) to the number of square feet in the buildings 100-250 Executive Drive (approximately 280,000).

42.	Real Estate Taxes :

A.	In addition to Tenant’s obligation to pay Base Rent, during each and every year during the term of this Lease, and for so long as Tenant’s occupancy of the premises continues, Tenant agrees to pay and shall pay, as additional rent, Tenant’s Share of any and all increases in Real Estate Taxes (as defined below) and increased assessments above those for the Base Tax Year (as defined below) imposed on 100-250 Executive Drive or, if Real Estate Taxes are not separately assessed for or imposed upon the buildings 100-250 Executive Drive, the tax lot(s) of which the premises are or become a part, as the case may be. In the event Real Estate Taxes are assessed or imposed upon the tax lot(s) of which the premises are or become a part, Landlord may estimate the portion of the Real Estate Taxes associated with 100-250 Executive Drive. Landlord’s estimate shall be sufficient evidence for payment of Real Estate Taxes hereunder. Any increase(s) in Real Estate Taxes due to an increase in the assessed valuation of the land or building caused by Tenant’s use and occupation of the premises shall be borne entirely by Tenant.

Tenant shall be responsible for payment of Tenant’s Share of increases in Real Estate Taxes, as additional rent hereunder, on a semiannual basis, forty-five (45) days prior to the date Landlord is required to make said payments to the taxing authority, without penalty.

If Landlord decides at any time and from time to time during the term, at its sole option, Tenant shall make monthly Real Estate Tax payments, along with the monthly Base Rent due, in accordance with the procedure as set forth in paragraph 45. The parties agree their intent is that Tenant shall have made Real Estate Tax payments to Landlord, totaling Tenant’s Share as in this Lease provided, prior to the date said Real Estate Tax payments are due to the taxing authority.

Tenant shall also be responsible for payment of Tenant’s Share of all increases in Real Estate Taxes levied during the term of this Lease even if the Real Estate Taxes are billed after the termination date of this Lease. Tenant’s obligations hereunder shall survive the termination of this Lease. Partial Lease Years shall be prorated.

Landlord shall be entitled to all remedies available for nonpayment of Base Rent in the event Tenant fails to make any payment(s) as in this paragraph 42 provided. In addition to all remedies available to Landlord, in the event Tenant fails to timely make any Real Estate Tax payment(s), Landlord shall be entitled to a late payment and administrative charge of five (5%) percent on said sum due but not timely paid. The late payment and administrative charge shall be payable as additional rent along with the additional rent to which it pertains.

B.

“Real Estate Taxes” shall mean the sum of all taxes, real estate and real property taxes, assessments, special assessments, school taxes, town and/or county taxes, assessed upon, or with respect to the buildings and improvements known as 100-250 Executive Drive and the land, and any rights or interests appurtenant to either, or if taxes are not separately assessed upon 100-250 Executive Drive, the tax lot(s) of which the premises are or become a part, and/or that portion of the taxes associated with 100-250 Executive Drive in the event Landlord estimates the taxes associated with 100-250 Executive Drive, imposed by Federal, State or local governmental authority, or any other taxing authority having jurisdiction thereover. Real Estate Taxes shall also include all fees and expenses associated with the institution, prosecution, conduct and maintenance of any negotiations, protests, certiorari, settlements, actions or proceedings with respect to Real Estate Taxes or assessments, and any tax attributable to improvements of whatever kind and to whom belonging, situated or installed in or upon the premises, whether or not affixed to the realty. If at any time during the term of this Lease the methods of taxation prevailing at the commencement of the term hereof shall be altered so that in lieu of, as an addition or supplemental to, or as a substitute for the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed (i) a tax, assessment, levy, imposition or charge wholly or partially as capital levy or otherwise on the rents received therefrom, or (ii) a tax assessment, levy, imposition or charge measured by or based in whole or in part upon the demised premises and imposed upon Landlord, or (iii) a license fee or charge measured by the rents payable by Tenant to Landlord, then all such taxes, assessments, levies, impositions or charges, or the part thereof so measured or based, shall be deemed to be included within the term “Real Estate Taxes” for the purposes hereof.

C.	For the purposes hereof, the period December 1, 2001 through November 30, 2002 shall be the Base Tax Year. If Real Estate Taxes in the Base Tax Year are affected by any application or proceeding brought by or on behalf of Landlord for reduction in the assessment or the amount of Real Estate Taxes payable for 100-250 Executive Drive, as set forth above, and if, as a result of such application or proceeding the assessment or Real Estate Taxes in the Base Tax Year shall be decreased, Landlord may promptly bill Tenant for any additional rent for any period reflecting such decrease in Real Estate Taxes in the Base Tax Year. Landlord has heretofore delivered to Tenant a copy of the real estate tax bill for the Base Tax Year.

D.	Landlord shall have the sole, absolute and unrestricted right, but not the obligation, at any time and from time to time to contest, dispute or protest any Real Estate Taxes, assessment or tentative assessment against or affecting the buildings 100-250 Executive Drive, or the tax lot (s) of which the premises are or become a part, whether by means of negotiation, agreement, legal proceedings or otherwise. In the event Landlord shall institute any contest, dispute or protest it shall have the sole, absolute and unrestricted right to settle any negotiations, contests, proceedings or actions upon whatever terms Landlord may in its sole discretion determine. If, during the term of this Lease, as a result of an application or proceeding brought by or on behalf of Landlord, Landlord receives a refund from the taxing authority applicable to a period during the term of this Lease for which Tenant has paid Landlord increases in real estate taxes, provided Tenant is not in default under any of the terms and conditions of this Lease, and further provided Tenant is occupying the premises, Tenant shall be entitled to receive a credit against future real estate tax payments due from Tenant under this Lease, such credit to be calculated by multiplying the net amount of the refund (after having deducted all of Landlord’s costs and expenses in collecting the same) by Tenant’s Share (it being understood and agreed that under no circumstances shall such credit exceed the amount paid by Tenant on behalf of taxes for the year for which the refund is received).

43.	Insurance:

At all times during the term hereof and for so long as Tenant occupies the premises, or any part thereof, Tenant shall, at its sole cost and expense, provide and keep in full force and effect, for the benefit of Landlord, naming Landlord, and any mortgagee(s), as an additional named insured thereunder, a comprehensive policy of liability insurance against any liability for injury to person(s) and/or property and death of any persons, occurring in, at, upon or about the premises, or any part thereof, or any appurtenances thereto. The limits of liability thereunder shall not be less than $1,000,000 combined single limit bodily injury and/or property damage and death per occurrence and $2,000,000 aggregate limit and a $4,000,000 umbrella liability policy, or a combined single limit of $5,000,000 per occurrence for bodily injury and/or property damage and death. Each such policy shall be written by insurance companies licensed and admitted to do business in the State of New York, with a current Best Insurance Rating of A or greater, and a financial size category of class 10, or greater. Tenant shall furnish Landlord with a certificate of such insurance prior to occupancy of the premises and, thereafter, at least thirty (30) days prior to the expiration of any such policy. A copy of each paid up policy, appropriately authenticated by the insurer, evidencing such insurance and containing the provisions specified therein, shall be delivered to Landlord within thirty (30) days of Landlord’s reasonable request, in writing, for the same. Landlord may at any time, and from time to time, inspect and/or copy any and all insurance policies required to procured by Tenant under this Lease. Failure to maintain and provide said insurance policies shall be a default under this Lease.

Each policy of insurance to be carried by Tenant under this Lease shall be reasonably satisfactory to Landlord. Each policy evidencing the insurance to be carried by Tenant under this Lease shall contain a clause that such policy and the coverage evidenced thereby shall be primary with respect to any policies carried by Landlord, and that any coverage carried by Landlord shall be excess insurance.

Tenant shall also maintain in full force and effect during the term of this Lease and so long as Tenant occupies the premises, for the benefit of the Landlord, a boiler and machinery policy for all machinery and equipment at the premises and plate glass insurance for all glass at the premises. Tenant shall also maintain insurance for the full replacement value of its inventory, trade fixtures and other contents of the premises. Tenant shall provide Landlord with a copy of said polices or a certificate of insurance evidencing that such policies are in effect.

All polices of insurance carried by Tenant hereunder shall contain a clause that the insurer shall endeavor to mail written notice to Landlord and/or any designee(s) of Landlord at least thirty (30) days prior to any cancellation or refusal to renew the policy, or change in any material way the nature or extent of the coverage. In addition, all policies shall be written to the effect that a default by Tenant thereunder, or any failure by Tenant to abide by the terms of the policy shall not void Landlord’s coverage thereunder.

Landlord shall have the right, but not the obligation, at any time and from time to time, to procure said policies, or pay for such premiums, as in this paragraph 43 provided, upon two (2) days notice to Tenant, should Tenant fail to procure, maintain, and/or pay for the insurance required by this Lease, at the times and for the durations specified in this Lease, provided, however, that payment by Landlord of any such premiums or the carrying by Landlord of any such policy shall not be deemed to waive or release the default of Tenant with respect thereto, or the right of Landlord to take such action as may be permissible hereunder as in the case of default in the payment of Base Rent. Tenant shall reimburse Landlord for all costs and expenses incurred, together with interest thereon, as additional rent, with the next monthly installment of Base Rent due. Said reimbursement shall be without prejudice to any other rights or remedies of Landlord under this Lease. Landlord shall be entitled to all remedies available for nonpayment of Base Rent should Tenant fail to make the payments as in this paragraph provided.

Landlord shall have the right from time to time, on not less than 30 days’ notice, to require Tenant to increase the amount and/or type of coverage required to be maintained under this Lease, provided the amount and/or type of coverage is commercially reasonable for industrial/office tenants in Nassau and Suffolk counties, New York.

44.	Common Area Costs:

Landlord shall carry property damage insurance, liability insurance, and umbrella liability insurance covering the building(s) in which the premises are located. Landlord shall also plow the parking lot after two (2”) inches of snowfall and maintain the lawn and shrubbery (including the lawn sprinkler system) surrounding 100-250 Executive Drive.

Landlord shall also sweep, maintain and repair the parking lot and parking lot lighting, including without limitation, replacement of bulbs and electrical costs. The foregoing shall be defined as Common Area Costs.

In addition to Tenant’s obligation to pay Base Rent, during the term of this Lease, and for as long as Tenant occupies the premises, Tenant agrees to and shall pay, as additional rent, Tenant’s Share for all Common Area Costs. Landlord’s estimate as to the share of these costs applicable to 100-250 Executive Drive shall be sufficient evidence for Tenant’s payment hereunder. Tenant shall pay Landlord, as additional rent, within 20 days of being billed for the same, or, at Landlord’s sole option at any time and from time to time, in accordance with the procedure set forth in paragraph 45, whether or not the same is billed after the expiration or sooner termination of the term of this Lease. Landlord shall be entitled to all remedies available for nonpayment of Base Rent, including a late payment and administrative charge of five (5%) percent of the total amount due in each instance, on all sums due but not timely paid, should Tenant fail to make the payments as in this paragraph provided. The late payment and administrative charge shall be due as additional rent and shall be payable with the additional rent to which it pertains.

45.	Additional Rent Payments:

Notwithstanding anything in this Lease, during each and every Lease Year, Tenant shall be responsible for payment to Landlord, as additional rent, at Landlord’s sole option at any time and from time to time, along with each monthly installment of Base Rent due hereunder, of an amount equal to one twelfth (1/12) of the Real Estate Taxes and Common Area Costs due under this Lease, on account of the Real Estate Taxes and Common Area Costs payment due to Landlord for the then current Lease Year. Tenant’s payments shall be based upon Landlord’s estimate of these payments for the premises for the current Lease Year. Such payments shall be due as additional rent. At the end of each Lease Year, Landlord shall determine the actual amount due from Tenant for Real Estate Taxes and Common Area Costs in accordance with the terms of this Lease for each Lease Year, and Tenant shall, within ten (10) days of being billed for the same (whether or not the same is billed after the expiration or sooner termination of the term of this Lease), pay to Landlord any amount actually due to Landlord, but not paid. For each Lease Year after the first Lease Year, Tenant’s estimated payment shall be based upon, but shall not be less than, the actual payments for the prior Lease Year, unless a higher amount is required by Landlord. It is understood that all payments due hereunder are deemed to be additional rent and Landlord shall be entitled to all remedies available in the event of nonpayment of Base Rent should Tenant fail to make payments as in this paragraph provided.

It is specifically understood that, in accordance with the provisions of this paragraph 45, Landlord has exercised its option to collect Real Estate Taxes and Common Area Costs on a monthly basis, along with each payment of monthly Base Rent. Tenant’s monthly payments for Real Estate Taxes and Common Area Costs shall continue until Tenant receives notice to the contrary from Landlord.

46.	Broker:

Tenant warrants and represents to Landlord that there was no broker instrumental in consummating this Lease other than UNITED REALTY INC. and that no conversations or negotiations were had with any other broker concerning this Lease or the premises. Tenant acknowledges that Landlord is relying upon this representation by Tenant and Landlord would not have entered into this Lease without such representation. Landlord warrants and represents to Tenant that there was no broker instrumental in consummating this Lease other than UNITED REALTY INC. and that no conversations or negotiations were had with any other broker concerning this Lease or the premises. Tenant agrees to indemnify and hold Landlord harmless against any commissions, costs, claims, judgments or other expenses, including attorney’s fees, for a brokerage commission arising out of any conversations or negotiations had by Tenant with any other broker. Any payments due to Landlord hereunder shall be due as additional rent. The warranties and representations contained in this paragraph shall survive the termination of this Lease. Landlord shall pay the broker a commission pursuant to a separate agreement.

47.	Holdover:

Notwithstanding anything to the contrary, in the event Tenant does not vacate the premises upon the expiration date of this Lease, or upon the expiration of any option, then and in that event or events, and only with the written permission of Landlord, Tenant shall remain as a month to month Tenant at a monthly rental which is the greater of two times the monthly rental paid in the last month of the term or the market rate for the premises at the expiration date of the Lease, payable as aforesaid.

48.	Signs:

Without Landlord’s prior written consent; Tenant shall not place or install any sign on the roof nor any exterior wall of the building (including without limitation, both the interior and exterior surfaces of windows and doors) nor on any part of the land except that Tenant may install and maintain, at its own cost and expense, including payments for permits and the sign, a single flat faced sign on the front of the building, subject to the approval of Landlord as to dimensions, content, material, location and design. In this regard, Tenant’s sign shall conform to the type of sign which shall be uniformly required by Landlord for all tenants in the buildings known as 100-250 Executive Drive. Tenant agrees that the sign shall be union made and shall not be installed on the premises or the building until all governmental approvals and permits are first obtained, including payment for the same, and copies thereof delivered to Landlord together with evidence of payment for any fees pertaining to Tenant’s sign. Tenant shall procure appropriate Workmen’s Compensation and liability insurance policies covering the installation and maintenance of any signs, and all such policies or certificates of such policies shall be delivered to Landlord prior to the commencement of any work and shall provide that such policies shall not be canceled, except upon ten (10) days’ written notice to Landlord. In the event Landlord or Landlord’s representative shall deem it necessary to remove such sign or signs in order to make any repairs, alterations or improvements in and upon the premises, or the building, Landlord shall have the right to do so, provided the same be removed and replaced at Tenant’s expense, whenever the said repairs, alterations or improvements shall have been completed. At the expiration or sooner termination of this Lease, unless notified to the contrary by Landlord, Tenant shall, at its sole cost and expense, remove its sign from the building and repair, replace and restore the building and the premises to the condition existing prior to the placement of the sign.

49.	Repairs:

Notwithstanding anything to the contrary, Tenant shall, at all times, during the term of this Lease, and for so long as Tenant’s occupancy continues, and at its own cost and expense, make all repairs, replacements, restorations and renewals as needed including, without limitation by their inclusion, repainting, replacing of damaged floor, broken glass, walls and wall covering, keeping exterior windows and doors water tight, and keeping all overhead doors, mechanical apparatus, plumbing, lighting, electrical and other utility systems in good operating condition, to put, keep, replace and maintain, the premises and all portions thereof and all equipment, appurtenances and improvements thereon and therein in thorough repair and good, safe, clean and substantial order and condition.

Tenant shall not, without Landlord’s prior written approval, which approval may be withheld for any reason notwithstanding anything to the contrary in paragraph 54, make any penetrations to, or add additional loads to, or place any machinery, item or thing on, the roof.

During the first year only of the term of this Lease Landlord shall make repairs to the roof not necessitated by the willful, grossly negligent or negligent acts of omission or commission of Tenant, its employees, agents, invitees, licensees, contractors and the like. Thereafter, during the remainder of the term of this Lease, and for as long as Tenant occupies the premises, Tenant shall, at its sole cost and expense, be responsible for and shall make all roof repairs: (i) necessitated by the willful, grossly negligent and/or negligent acts of omission or commission of Tenant, its employees, officers, agents, invitees, licensees, servants, contractors, and the like; or (ii) the cost of which do not exceed $500.00 per Lease Year on a cumulative basis. In the event during the remainder of the term of this Lease a repair which is not necessitated by (i) above and the cost of which exceeds $500.00 on a cumulative basis, or, if added to previous repairs not necessitated by (i) above during such Lease Year will exceed $500.00 on a cumulative basis, Tenant shall be responsible for the first $500.00 of said repair on a cumulative basis, or the amount of the repair which, when added to the previous repairs during such Lease Year not caused by (i) above, up to $500.00 on a cumulative basis, and Landlord shall be responsible for the amount of the repair which exceeds $500.00 on a cumulative basis, or the repairs during such Lease Year which exceed $500.00 on a cumulative basis, provided Tenant forwards to Landlord a check in the amount of $500.00 on a cumulative basis, or a check in such amount that when added to the previous repairs during such Lease Year will equal $500.00 on a cumulative basis, along with a true, complete and correct estimate for the repair which evidences a roof repair the cost of which exceeds $500.00 on a cumulative basis, or the cost of which when added to paid bills forwarded for repairs during such Lease Year exceeds $500.00 on a cumulative basis, with a request to make a roof repair. Landlord shall then have the option of authorizing the repair to be done by Tenant’s contractor, or otherwise repairing the roof, in either instance at Landlord’s expense.

In addition to all of the foregoing Tenant repair, replacement and restoration obligations, Tenant has the full responsibility of maintaining, repairing, replacing and restoring the heating/air conditioning systems, except as set forth below. Tenant shall purchase, at its expense, a full service maintenance contract acceptable in form and content to Landlord for the life of this Lease, which contract shall provide the cost of labor and preventative maintenance to be done on at least a quarterly basis for the heating and air conditioning system. Tenant shall deliver a copy of said maintenance contract to Landlord within ten (10) days of occupancy of the premises. In the event Tenant fails to obtain said maintenance contract, Landlord may, but shall not be obligated to and without relieving Tenant of its obligation to do so, obtain said contract on behalf of Tenant. The total cost thereof shall be payable by Tenant with the next monthly installment of Base Rent and shall be payable as additional rent. Landlord shall be entitled to all remedies available in the event of nonpayment of Base Rent in the event Tenant fails to make the payments as in this paragraph provided.

Provided Tenant has purchased the full service maintenance contract as required, and maintenance has been performed thereunder, and further provided a repair or replacement to the heating/air conditioning system is not necessitated by reason of the willful, grossly negligent and/or negligent acts of omission or commission of Tenant, its employees, officers, agents, invitees, licensees, servants, contractors, and the like, (such repairs or replacements necessitated by reason of the willful, grossly negligent and/or negligent acts of omission or commission of Tenant, its employees, officers, agents, invitees, licensees, servants, contractors, and the like, hereinafter referred to as a “Landlord’s Excluded Repair or Replacement”), then Tenant shall, at its sole cost and expense, be responsible for and shall make all repairs or replacements to the heating/air conditioning system the cost of which do not exceed $500.00 per Lease Year on a cumulative basis. In the event a repair or replacement which is not a Landlord’s Excluded Repair or Replacement and the cost of which exceeds $500.00 per Lease Year on a cumulative basis, or the amount of the repair or replacement which, when added to other repairs or replacements during the then current Lease Year (other than a Landlord’s Excluded Repair or Replacement) shall exceed $500.00 per Lease Year on a cumulative basis, Tenant shall be responsible for the first $500.00 of said repair(s) or replacement(s) on a cumulative basis, or such amount when added to prior repair(s) or replacement(s) during the then current Lease Year (other than a Landlord’s Excluded Repair or Replacement) will total $500.00 per Lease Year on a cumulative basis and Landlord shall be responsible for the amount of the repair(s) or replacement(s) (other than a Landlord’s Excluded Repair or Replacement) which exceed(s) $500.00 per Lease Year on a cumulative basis, provided Tenant forwards to Landlord a check in the amount of $500.00 per Lease Year on a cumulative basis, or in such amount when added to prior repair(s) or replacement(s) during the then current Lease Year (other than a Landlord’s Excluded Repair or Replacement) will total $500.00 per Lease Year on a cumulative basis, along with a true, complete and correct estimate for the repair or replacement which evidences a repair or replacement to the heating/air conditioning system (other than a Landlord’s Excluded Repair or Replacement), the cost of which exceeds $500.00 per Lease Year on a cumulative basis, or when added to paid invoices for prior repair(s) or replacement(s) during the then current Lease Year (other than a Landlord’s Excluded Repair or Replacement) exceeds $500.00 per Lease Year on a cumulative basis, with a request to make a repair or replacement to the heating/air conditioning system. Landlord shall then have the option of authorizing the repair or replacement to be done by Tenant’s contractor, or otherwise repairing or replacing the heating/air conditioning system, in either instance at Landlord’s expense. Notwithstanding the foregoing, Landlord shall have no responsibility whatsoever for any Landlord’s Excluded Repair or Replacement or any heating, ventilating and air conditioning system which Tenant may install, for which Tenant shall be solely responsible.

Tenant’s responsibility to return the premises in accordance with Article “22” is supplemented to the extent that damage to the premises (including, but not limited to, walls, floors, ceilings) resulting from Tenant’s use shall not be considered ordinary wear and tear and Tenant shall be responsible for repair of such damage.

50.	Utilities:

Tenant, at its sole cost and expense, shall provide its own heat, light, power, fuels, water and all other utilities and services required for the demised premises. Tenant shall pay promptly, as and when due, the utility companies directly for any and all costs in connection therewith and shall indemnify Landlord on account thereof. This indemnification shall survive the expiration or sooner termination of this Lease.

51.	Use:

A.	Add the following language to paragraph “2” of the Lease:

“ . . . for a mail order specialty prescription service pharmacy, pharmaceutical distribution, medical equipment distribution, vitamin distribution, and businesses substantially related thereto, with executive, administrative and sales offices in connection with the same, subject to, in accordance with and provided such use fully complies with all rules, regulations, laws, ordinances, statutes and requirements (including, but not limited to, zoning regulations governing and/or effecting the premises and the certificate of occupancy for the building, if any), of all governmental authorities and the Fire Insurance Rating Organization and the Board of Fire Insurance Underwriters, and any similar bodies having jurisdiction thereof, and the covenants and restrictions attached hereto, and for no other purpose.”

B.	Tenant may not conduct any dangerous, hazardous, noxious or offensive use at the premises. Tenant shall first obtain all governmental permits and licenses as may be required for Tenant’s use and occupancy of the premises, and Tenant, at Tenant’s sole cost and expense, at all times shall promptly comply with all present and future laws, ordinances, orders, regulations and insurance company requirements affecting the premises and their cleanliness, safety, occupation and use. Tenant’s responsibility to comply shall include changes to the premises, including structural changes and repairs. Tenant shall not do or permit anything to be done in or about the premises, or bring or keep anything in the premises that will in any way increase the normal premium rates or cause suspension or termination of the fire or other insurance upon the building. Should Tenant’s occupation of the premises jeopardize the Owner’s insurance coverage, create additional risks or cause an increase in Landlord’s insurance premiums, Tenant shall be solely responsible for all costs associated therewith, including prompt payment, as additional rent with the next monthly installment of Base Rent due, of all increased premiums, including the premiums for contents insurance of any other occupants affected thereby. Tenant shall not perform any act or carry on any practice(s) that may injure the building or be a nuisance or menace to tenants of adjoining premises. Tenant shall not permit open storage on the premises detrimental to the appearance of the garden-type industrial development, and shall require loading and unloading, and parking of cars for employees, customers, and visitors, in connection with Tenant’s business, to be done in the designated areas on the premises and not on any street.

C.	Within five (5) days of execution of this Lease, Tenant shall also execute and deliver to Landlord the following items:

(i)	a letter, on Tenant’s business stationery, for the Town of Islip Building Department, indicating the nature of Tenant’s business and the utilization of the demised premises in square foot terms (for example: how many square foot will be used for warehouse, plant and/or office purposes.) This letter should be addressed to Landlord.

(ii)	a letter, on Tenant’s business stationery, for the Suffolk County Department of Health Services, responsive to the questions set forth on the specimen letter attached hereto as Exhibit “E”.

(iii)	a completed application, on the form submitted by Landlord, for the Long Island Power Authority, for service to the demised premises.

If required, Landlord shall reasonably assist Tenant, without cost to Landlord, in the preparation of these items.

D.	Tenant shall, at its sole cost and expense, install and maintain fire extinguishers and sand pails if recommended by the Board of Fire Underwriters.

E.	As an addition to paragraph “4”, Tenant will keep the exterior front and rear of the demised premises, including the parking lot and loading adjacent to the premises, in a neat and clean condition.

F.	Tenant represents that throughout the term of this Lease Tenant shall have no more than fifteen employees working at the premises.

52.	Attorney’s Fees:

In the event that Landlord institutes or is made a party to:

(a)	summary or other proceedings to recover possession of the premises (including if Tenant remains in the premises after the expiration date of the term of this Lease); or

(b)	a lawsuit to recover rent, additional rent or other payments due under the Lease; or

(c)	a lawsuit to enforce or to recover damage for the breach of any of the terms of the Lease; or

(d)	a lawsuit to determine the obligations of Landlord or Tenant under the Lease; or

(e)	any arbitration or mediation; or

(f)	any motion in connection with any of (a) - (e) above or any appearance by Landlord or its representatives at any of (a) - (e); or

(g)	should Tenant desire to amend, modify or change the Lease premises or in any other situation where Landlord needs the services of an attorney;

it is specifically agreed that Landlord shall recover from, or be paid by Tenant, in addition to all items which Landlord may be entitled to recover in law or in equity, whether or not Landlord does recover such items, reasonable attorney’s fees, and the costs and disbursements of said proceeding or otherwise as set forth in (a)- (g) above. Said payments shall be due as additional rent, and Landlord’s petition and/or pleadings may make demand for payment of attorney’s fees as an amount currently due and owing to Landlord as of the date of the petition and/or pleadings, without the necessity of any prior or further demand therefor or invoice for the same.

In the event Landlord shall recover possession of the premises in any summary proceeding, or otherwise, Tenant shall remain liable to Landlord under the Lease, and in addition to all other remedies available to Landlord at law, in equity or under this Lease, Landlord may seek damages for failure to pay rent and additional rent under the Lease, or for failure to abide by the terms and conditions of the Lease.

53.	Assignment and Subletting:

A.

Notwithstanding anything to the contrary in this Lease, without Landlord’s prior written consent, which consent shall not be unreasonably be withheld or delayed, and subject to this paragraph 53, neither Tenant, nor Tenant’s legal representatives or successors in interest by operation of law or otherwise (except as set forth in paragraph “C” of this paragraph 53) shall assign or otherwise transfer this Lease, mortgage, pledge or otherwise encumber this Lease, or any part of Tenant’s right, title or interest therein. With the prior written consent of Landlord, which consent shall not be unreasonably be withheld or delayed, and subject to this paragraph 53, Tenant may sublet the whole of the premises or permit the whole premises to. be used or occupied by others (subject to paragraph “B” and paragraph “C” of this paragraph 53). Tenant shall not have the right to sublet less than the entire premises. In addition, subject to obtaining Landlord’s prior consent, Tenant shall not have the right to sublet the premises more than once during the term of this Lease.

B. (1)	In the event of a subletting pursuant to this paragraph 53, and the rental income under such sublease exceeds the rental payable by Tenant under this Lease (after deducting Tenant’s actual reasonable costs in connection with such subletting), such rent differential shall be for the account of Landlord, and Tenant covenants to pay Landlord such differential, as additional rent, in equal monthly installments, together with the rental payable under this Lease. Landlord shall be entitled to pursue all remedies which may be available for nonpayment of Base Rent should Tenant fail to make payment as required by this paragraph. Notwithstanding anything contained herein, under no circumstances shall Tenant pay less than the rent payable by Tenant under this Lease.

(2)	Anything to the contrary notwithstanding in this Lease, should Tenant desire to assign this Lease or to sublet the premises, Tenant shall, prior to the effective date thereof (the “Effective Date”), deliver to Landlord executed counterparts of any such agreement and of all ancillary agreements with the proposed assignee or subtenant, as applicable. Landlord shall then have ALL THE FOLLOWING RIGHTS, any of which Landlord may exercise by written notice to Tenant given within thirty (30) days after Landlord receives the foregoing documents:

(a)	with respect to a proposed assignment of this Lease, the right to terminate this Lease on the Effective Date as if it were the expiration or termination date of this Lease.

(b)	with respect to a proposed subletting of the premises, the right to terminate this Lease on the Effective Date as if it were the expiration or termination date of this Lease.

(3)	If Landlord exercises any of its options under paragraph 53 (B) (2), Landlord may then Lease the premises, or any portion thereof, to Tenant’s proposed assignee or subtenant, as the case may be, without liability whatsoever to Tenant.

C.	Subparagraph “A” and “B” of this paragraph 53 to the contrary notwithstanding, Tenant shall have the right to assign this Lease or sublet the entire premises without Landlord’s consent provided that the assignee or sublessee is a corporation which is the parent of, or a wholly owned subsidiary of, Tenant succeeding to the entire business carried on by Tenant (including by merger or acquisition), provided the following conditions are complied with:

(1)	The assignment or subletting must be, respectively, of all of Tenant’s leasehold interest and of the entire premises and in the case of assignment, shall also transfer to the assignee all of Tenant’s rights in and interest under this Lease including the security, if any, deposited hereunder.

(2)	At the time of such assignment or subletting this Lease must be in full force and effect without any breach or default thereunder on the part of Tenant continuing beyond the period provided for curing same.

(3)	The assignment or subletting must be solely for purposes substantially similar to the purposes and uses permitted by this Lease.

(4)	The assignee (or sublessee, if the sublease is for a term less than the then remaining term of this Lease) shall assume, in writing, in form and content satisfactory to Landlord, the due performance of all of Tenant’s obligations under the Lease, including any accrued obligations at the time of the assignment or subletting. Tenant agrees to furnish Landlord with a true and complete copy of the agreement(s) which evidence that the successor entity has assumed and is legally responsible for all of the obligations and liabilities of Tenant under this Lease in the event of a merger.

(5)

A copy of the assignment or sublease and the original assumption agreement (both in form and content satisfactory to Landlord) fully executed and acknowledged by the assignee together (if a corporation) with a certified copy of a properly executed corporate resolution authorizing such assumption agreement, or a true and complete copy of the agreement(s) which evidence that the successor entity has assumed and is legally responsible for all of the obligations and liabilities of Tenant under this Lease in the event of a merger, as the case may be, shall be delivered to Landlord ten (10) days prior to the effective date of such assignment or subletting.

(6)	Such assignment and/or subletting shall be upon and subject to all the provisions, terms, covenants and conditions of this Lease and Tenant (and any assignee(s) and sublessee (s)) shall continue to be and remain liable thereunder.

(7)	Tenant shall reimburse Landlord for Landlord’s reasonable attorney’s fees for examination of and/or preparation of any documents in connection with such assignment.

(8)	Subject to the foregoing, Tenant may not effect a transaction the result of which is that this Lease becomes an asset of a person, firm or corporation having no bona fide and ongoing business relationship to Tenant.

(9)	In the case of a merger or acquisition, Tenant shall furnish Landlord with certified financial statements that the tangible net worth of the entity which is the assignee, sublessee or successor for the two years preceding the time of the transfer is at least equal to or greater than the tangible net worth of the Tenant at the time of execution of this Lease or the time of the proposed assignment, subletting or transfer, whichever is greater.

D.	Deemed Assignment, Sublet. For the purpose of this paragraph 53:

(1)	the transfer of more than forty-nine (49%) percent of any class of capital stock of any corporate tenant or subtenant, or the transfer of more than forty-nine (49%) percent of the total interest in any other person which is a tenant or subtenant, however accomplished, whether by merger, consolidation, in a single transaction or in a series of related or unrelated transactions, other than in connection with a bona fide offering of shares to the public on a nationally recognized exchange shall be deemed an assignment of this Lease, or of such sublease, as the case may be;

(2)	any increase in the amount of issued and/or out standing shares of capital stock of any corporate Tenant and/or the creation of one or more additional classes of capital stock of any corporate Tenant, whether by merger, or consolidation, in a single transaction or a related series of transactions, other than in connection with a bona fide offering of shares to the public on a nationally recognized exchange, with the result that at least fifty-one (51%) of the beneficial and record ownership in and to such tenant shall no longer be held by the beneficial and record owners of the capital stock of such corporate Tenant as of the date Tenant executed this Lease shall be deemed an assignment, except for a transfer on or as a result of the death of a shareholder.

(3)	an agreement by any other person, directly or indirectly, to assume Tenant’s obligations under this Lease shall be deemed an assignment.

(4)	a transfer by operation of law, merger, consolidation or otherwise, of Tenant’s interest in this Lease shall be deemed an assignment; any person to whom Tenant’s interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this paragraph; and

(5)	each modification, amendment or extension or any sublease to which Landlord has previously consented shall be deemed a new sublease.

Tenant agrees to furnish to Landlord upon demand at any time such information and assurances as Landlord may reasonably request that neither Tenant, nor any previously permitted subtenant, has violated the provisions of this paragraph. Upon request, Tenant shall deliver to Landlord a statement, certified true and correct, showing the names of all existing shareholders of record and their respective ownership interests as of that date.

E.	In the event Landlord shall not exercise its right of recapture as set forth in (B) above, in determining whether to grant consent to Tenant’s sublet or assignment request, Landlord may consider any reasonable factor. Landlord and Tenant agree that lack of any one of the following factors, or any other reasonable factor, will be conclusively deemed reasonable grounds for denying Tenant’s request:

(1)	financial strength of the proposed subtenant/assignee must be at least equal to that of the existing Tenant;

(2)	business reputation of the proposed subtenant/assignee must be in accordance with generally acceptable commercial standards;

(3)	use of the premises by the proposed subtenant/assignee must be substantially similar to the use permitted by this Lease;

(4)	managerial and operational skills of the proposed subtenant/assignee must be the same as those of the existing Tenant;

(5)	use of the premises by the proposed subtenant/assignee will not violate or create any potential violation of any laws;

(6)	use of the premises will not violate any other agreements affecting the premises, Landlord or other Tenants.

(7)	proposed subtenant/assignee must not presently be a tenant or occupant (or affiliate of either) of the building(s) of which the premises are a part, or of the Heartland Business Center.

Landlord may withhold its consent hereunder should Tenant in any way attempt or intend to use this Lease as an asset, for the purpose of subletting the premises or assigning the Lease, as Landlord in its sole discretion may determine.

F.	If Landlord does not deny Tenant’s request, such consent shall be given subject to and provided Tenant strictly complies with items (1) - (8) of subsection “C” of this paragraph 53.

54.	Consents:

Subject to paragraph 53 (E), wherever consents are required, such consents shall not be unreasonably withheld, provided, however, that in the event Landlord’s consent is not given Tenant, in no event, shall be entitled to make, nor shall Tenant make, any claim for, and Tenant hereby expressly waives any claim for money damages; nor shall Tenant claim any money damages by way of setoff, counterclaim or defense, based upon any claim or assertion by Tenant that Landlord has unreasonably withheld any consent; but Tenant’s sole and exclusive remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.

55.	Financial Statements:

Upon request by Landlord made not more frequently than once per year, Tenant agrees that it will furnish to Landlord, and to prospective mortgagees of the property, such financial statements as such prospective mortgagee(s) may reasonably request. Tenant also agrees not to take any action which may impair Landlord’s ability to mortgage the building of which the premises form a part.

56.	Indemnification:

Tenant agrees to and hereby does indemnify and save Landlord and Landlord’s agents harmless from and against any and all suits, actions, damages, costs, judgments, expenses, claims, liabilities and demands, including attorney’s fees, (except such as result from the sole negligence of Landlord) for, or in connection with, any accident, loss of life, injury or damage whatsoever caused to any person or property arising, directly or indirectly, from or out of any occurrence, the business conducted or the services provided in the premises or any part thereof, or occurring in, upon, at, on or about the premises, or any part thereof, or on the sidewalks adjoining the same, or in any parking area, loading area or any common area of or surrounding the premises, or arising directly or indirectly, or occasioned wholly or in part by or from any act or omission of Tenant or any concessionaire or subtenant of Tenant, or their respective licensees, servants, agents, employees or contractors, and from and against any and all damages, costs, expenses, judgments, and liabilities incurred in connection with any such claim or proceeding brought thereon, including reasonable attorney’s fees. This indemnification by Tenant shall also include any costs, expenses and damages which Landlord does or may incur in enforcing this indemnification. The indemnification provided for in this paragraph shall survive the termination of this Lease.

57.	Landlord’s Liability:

It is specifically understood and agreed that there shall be no personal liability on Landlord in respect to any of the covenants, conditions or provisions of this Lease. In the event of a breach or default by Landlord of any of its obligations under this Lease, Tenant shall look solely to the equity of Landlord in the demised premises for the satisfaction of Tenant’s remedies and Tenant shall have no right of lien, levy, execution or other enforcement proceedings against any other property or assets of Landlord or the principals thereof.

58.	Condemnation:

A.	If twenty-five (25%) percent or more of the demised premises shall be taken for any public or quasi-public use under any statute or by right of eminent domain, or by private purchase in lieu thereof, then Landlord and Tenant shall each have the right to terminate this Lease on thirty (30) days written notice to the other given sixty (60) days after the date of such taking.

B.	If any part of the premises shall be so taken and this Lease shall not terminate or be terminated under the provisions of paragraph “A” hereof, then the annual Base Rent shall be equitably apportioned according to the floor space so taken and Landlord shall make all necessary repairs or alterations to the premises so as to constitute that portion of the building and other improvements on the premises not taken a complete architectural unit and/or as nearly similar in character as practicable to what they were before the taking.

C.	All compensation awarded or paid upon such a total or partial taking of the premises shall belong to and be the property of Landlord without any participation by Tenant; provided, however, that nothing contained herein shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority in such condemnation proceedings for loss of business, and/or depreciation to, damage to and/or cost of removal of, and/or for the value of stock and/or trade fixtures, furniture and other personal property belonging to Tenant; provided, however that no such claim shall diminish or otherwise adversely affect Landlord’s award(s) or the holder(s) of any and all mortgages affecting the premises. In no event shall Tenant make any claim for the value of the unexpired term of this Lease.

59.	Building Operation:

A.	Landlord shall not be responsible or liable to Tenant for any loss or damage that may be occasioned by the acts or omissions of persons occupying any space adjacent to or adjoining the premises, or any part thereof, or for any loss or damage resulting to Tenant or its property from water, gas, steam, fire, or the bursting, stoppage or leaking of sewer pipes, provided that such loss or damage is not occasioned by the negligence of Landlord.

B.	Tenant shall permit Landlord or its designees to erect, use, maintain and repair pipes, cables, plumbing, vents and wires, in, to and through the building and/or the premises as and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper operation and maintenance of the building or any other portion of the premises. All such work shall be done, so far as practicable, in such manner as to avoid unreasonable interference with Tenant’s use of the premises but shall not be considered a constructive eviction. Landlord’s entry into the premises shall be subject to the provisions of Article 13 of the pre-printed Lease form, as modified by paragraph 69 below.

60.	Pollution Indemnification:

Tenant agrees that no part of the premises will be used in any way for, and Tenant shall not suffer, permit or allow the use of the premises or any part thereof, either directly or indirectly, for treatment, preparation, generation, manufacture, use, refining, production, storage, maintenance, handling, transfer, transporting processing, disposal, burial, dispersal, release, or placement of any Hazardous Substance (as hereinafter defined), petroleum products, pollutants or contaminants, and that Tenant shall not release, suffer or permit the release of any Hazardous Substance, petroleum products, pollutants or contaminants onto the premises or into the subsurface thereof or onto any property whatsoever, including without limitation, surface water and ground waters unless in compliance with all applicable law(s), permit(s), order(s), or other valid governmental approval(s), whether now in effect or hereafter enacted. Furthermore, Tenant shall not cause or permit to occur any violation of any federal, state or local law, ordinance, regulation or order now or hereafter enacted, related to environmental conditions on, under or about the premises, or arising from Tenant’s use or occupancy of the premises, including, but not limited to, soil and ground water conditions. Tenant shall, at Tenant’s own expense, comply with all laws regulating the treatment, preparation, generation, manufacture, use, refining, production, storage, maintenance, handling, transfer, transporting processing, disposal, burial, dispersal, release, or placement of any Hazardous Substance, petroleum products, pollutants or contaminants. Furthermore, Tenant shall, at Tenant’s own expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities under all present and future laws. Tenant shall immediately notify Landlord in writing of any release or discharge of any Hazardous Substance, petroleum products, pollutants or contaminants, whether or not the release or discharge is in quantities that would require under law the reporting of such release or discharge to any governmental or regulatory agency. Tenant shall provide all information regarding the treatment, preparation, generation, manufacture, use, refining, production, storage, maintenance, handling, transfer, transporting, processing, disposal, burial, dispersal, release, or placement of any Hazardous Substance, petroleum products, pollutants or contaminants that is requested by Landlord. Tenant agrees to immediately provide Landlord with an exact copy of any notice, directive, request, demand or any other communication received by Tenant in connection with or relating to any matter or thing covered by paragraph 60.

The term Hazardous Substance means, without limitation, any pollutant, contaminant, toxic or hazardous waste, dangerous substance, potentially dangerous substance, noxious substance, toxic substance, flammable, explosive, combustible, radioactive material, urea formaldehyde foam insulation, asbestos, PCB’s, chemicals known to cause cancer or reproductive toxicity, or any manufacture, preparation, production, generation, use, maintenance, treatment, storage, transfer, handling or ownership of which is restricted, prohibited, regulated, penalized by any and all federal, state, local, county, or municipal statutes, laws, or orders now or at any time hereafter in effect, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act ( 49 U.S. C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C.§§ 651 et seq.), as these laws have been or may be amended or supplemented, and any substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority.

Failure of Tenant to abide by all of the foregoing obligations shall be a default under this Lease which, if not cured within five (5) days of Landlord’s notice, or sooner if an emergency, dangerous, or hazardous condition exists in, at, on, upon or about the premises, shall entitle Landlord to pursue all remedies available in law, at equity and/or under the Lease.

In addition, Tenant shall indemnify and save Landlord and its successors and assigns and their respective officers, directors, shareholders, partners, agents and employees and the premises and the building of which the premises are part, harmless against any and all claims, obligations, liabilities, violations, penalties, fines, suits, governmental orders, causes of actions, judgments, damages, costs and expenses, whether civil or criminal or both, of any and all kind or nature which result from or are in any way connected with a breach or default by Tenant of the foregoing agreement and/or which the Landlord may be subject in connection with any Hazardous Substance resulting from or in connection with the discharge, despoiler, release or escape of any Hazardous Substance, smoke, vapors, soot, fumes, acids, alkalis, toxic or hazardous chemicals, liquids or gases, volatile organics, waste materials or other irritants, contaminants or pollutants or otherwise at the premises, or caused by or resulting from the use and operation of the premises by Tenant, its successors and assigns and/or by reason of Tenant’s invitees, licensees, employees, officers, agents, servants, etc., in any case whether or not Tenant has complied with its obligations pursuant to this agreement. This indemnification and save harmless agreement shall also cover any and all liens for hazardous waste clean up expenses in favor of the United States, New York State, or any political subdivision thereof, including the County of Suffolk, Town of Islip, and any governmental department of any of the foregoing.

All payments due from Tenant hereunder shall be due and payable as additional rent within ten (10) days of presentation of a statement therefor by Landlord.

This indemnification shall include, but not be limited to, legal fees and other charges to which Landlord may be put, including cleanup costs, in defending against any action or proceeding in connection with the foregoing.

This indemnification and save harmless agreement shall survive the termination of this Lease.

61.	Surface and Subsurface Sampling By Tenant:

Tenant shall have the right, within twenty (20) days from the date of this Lease, to conduct and complete surface and subsurface sampling of the soil at the premises, or otherwise conduct a “Phase I” environmental survey of the premises. Any such sampling and/or survey shall be at Tenant’s sole cost and expense. Said sampling and/or survey shall not be commenced by Tenant, or any of its officers, agents, servants, employees or contractors prior to written notice to Landlord, which notice shall set forth the extent of the proposed sampling and/or survey and by whom said sampling and/or survey shall be conducted and which notice shall also provide Landlord with evidence that public liability insurance as required by this Lease is in full force and effect, and that Workman’s Compensation, in statutory limits, is in full force and effect. Tenant agrees that promptly after the completion of said sampling and/or survey, the premises shall be returned to the condition that existed prior to the commencement of said sampling and/or survey. Tenant shall indemnify and hold Landlord harmless, in accordance with the indemnity provisions of this Lease, by reason of said sampling and/or survey or in connection with any damage or injury (including death) to persons or property which result from said sampling and/or survey.

Tenant hereby agrees to provide Landlord with a true and complete copy of the results of said sampling and/or survey. Tenant agrees not to disclose the results of such sampling and/or survey to any person or entity without Landlord’s prior written consent. In the event such sampling and/or survey by Tenant discloses any toxic or hazardous substances in excess of legal limits, Landlord shall have no obligation or responsibility to Tenant for any damages whatsoever by reason thereof, and provided the same was not caused by Tenant’s use or occupancy of the premises, Tenant shall have the right to notify Landlord of its desire to terminate this Lease by reason of the existence of such hazardous or toxic substances in excess of legal limits by written notice to Landlord received by not later than twenty (20) days from the date of this Lease, which notice shall include a copy of the report of the results of the sampling and/or survey and shall set forth a date not less than twenty (20) days from the date of Tenant’s notice by which Tenant desires to terminate this Lease.

Notwithstanding any such notice from Tenant, this Lease shall remain in full force and effect if, prior to the date set forth in Tenant’s termination notice, Landlord notifies Tenant of its desire to remediate the condition at the premises, commences the remediation within such twenty (20) days period and thereafter continues diligently to prosecute the completion of such work.

In the event Landlord desires to allow this Lease to terminate in response to Tenant’s twenty (20) days notice, Landlord shall so notify Tenant and, provided Tenant has paid Landlord all amounts due under this Lease to the date set forth in Tenant’s termination notice, and removed any items placed in, on or about the premises and returned the premises to Landlord in accordance with the provisions of the Lease, this Lease shall terminate on the date set forth in Tenant’s termination notice as if such date was the date originally set forth for the expiration of the term of this Lease and all obligations which were to survive the expiration or termination of the term of the Lease shall survive the termination of the Lease in accordance with this paragraph 61.

62.	Garbage Removal:

Notwithstanding anything to the contrary, for only the first three (3) months of the term of the Lease Landlord shall contract with a carting firm and pay for the removal of rubbish from the demised premises resulting from Tenant’s ordinary business operation at the demised premises and shall not include the removal of other than ordinary waste, and expressly excludes hazardous and/or toxic waste. This payment by Landlord is given as a courtesy to Tenant and shall not be considered as part of the consideration for the Lease. Thereafter, during the term of the Lease and for as long as Tenant’s occupancy of the premises continues, Tenant shall be fully responsible for, including payment for the same, removal of all garbage and rubbish from the premises and all garbage and rubbish generated by or from the premises.

63.	Jurisdiction and Law:

In any controversy involving Landlord and Tenant under this Lease, it is hereby agreed that the courts of the State of New York, in and for the County of Suffolk, be deemed the jurisdiction for purposes of any controversy involving the Lease herein and the laws of the State of New York shall govern. Tenant hereby acknowledges that it is authorized to do business in the State of New York and is subject to and hereby submits to the jurisdiction of the courts of the State of New York.

64.	Tenant’s & Landlord’s Authority:

A.	Tenant warrants and represents that it is duly formed and in good standing, and has corporate or partnership power and authority, as the case may be, to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms. Tenant represents that the execution of this Lease has been authorized by resolution of the Board of Directors of any proposed corporate Tenant hereunder, or if the proposed Tenant is a partnership, the execution of this Lease has been consented to in writing by the partners thereof. Prior to the execution of this Lease Tenant shall provide Landlord with a certified copy of the corporate resolution(s), partnership consent, or other proof in form acceptable to Landlord which shall authorize the execution of the Lease at the time of execution and also evidence the authority of the signatory to sign this Lease on behalf of and bind the Tenant.

B.	Landlord warrants and represents that it is duly formed and in good standing, and has corporate or partnership power and authority, as the case may be, to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms. Landlord represents that the execution of this Lease has been authorized by resolution of the Board of Directors of any proposed corporate Landlord hereunder, or if the Landlord is a partnership, the execution of this Lease has been consented to in writing by the partners thereof. Prior to the execution of this Lease Landlord shall provide Tenant with a certified copy of the corporate resolution(s), partnership consent, or other proof in form acceptable to Tenant which shall authorize the execution of the Lease at the time of execution and also evidence the authority of the signatory to sign this Lease on behalf of and bind the Landlord.

C.	If Tenant hereunder is a partnership:

(1)	Tenant represents that it is a partnership comprised of the general partners whose names and residence addresses are set forth in Schedule 1 annexed hereto and made a part hereof. Tenant further represents that the foregoing general partners are all the partners of said partnership and there are no other partners at the present time. Tenant represents and agrees that such partners are and shall for all purposes be jointly, severally and collectively liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease.

(2)	Tenant covenants that it will promptly notify Landlord by certified mail of any change in, dissolution of, termination of, withdrawal from and/or admission of any new partner into, the partnership. Tenant and each of the existing partners thereof, further covenant that each newly admitted partner, by virtue of admission into the partnership, shall and will assume the liabilities and obligations of the partnership so that each newly admitted partner will become liable under this Lease as though he had executed the same originally, and Tenant further covenants that upon request of Landlord each present and newly admitted partner will execute an agreement, in form and substance reasonably satisfactory to counsel for Landlord, assuming joint, several and collective liability for keeping, observing and performing all of the terms, covenants, conditions, provisions and agreements of this Lease. Any present or future partner of Tenant who is no longer a partner of Tenant at the time of any default under this Lease shall, nevertheless, remain liable for the obligations of Tenant under this Lease, as if any such partner had been a partner of Tenant on the date of such default.

(3)	Each partner consents in advance to, and agrees to be bound by, any modifications of this Lease that may hereafter be made and by any notices, demands, requests or other communications that may hereafter be given by Tenant or by any of the partners comprising Tenant.

(4)	All bills, statements, notices, demands, requests or other communications given or rendered to Tenant or any of the partners comprising Tenant shall be deemed given or rendered to Tenant and to each of the partners comprising Tenant and shall be binding upon Tenant and each of such partners.

65.	Work:

Landlord agrees to do the following work at the premises, in a good and workmanlike manner, and substantially complete the same by the commencement date of this Lease, to make the premises ready for Tenant’s occupancy:

1.	Paint the walls of the office area of the premises using Landlord’s building standard paint in a color of Tenant’s choice from Landlord’s samples;

2.	Install building standard carpet, in a color of Tenant’s choice from Landlord’s samples, on the floor of those offices of the premises which currently have carpet;

3.	Install building standard vinyl floor covering, in a color of Tenant’s choice from Landlord’s samples, on the floor of the pharmacy and shipping and receiving area;

4.	Install building standard sink in pharmacy area. Tenant shall not remove the sink at the expiration of the term hereof;

5.	Remove interior walls as set forth on Exhibit “B” .

Landlord agrees that on the date possession of the premises is delivered to Tenant all mechanical systems at the premises shall be in working order.

Except as set forth in the preceding paragraph of this paragraph 65, Tenant acknowledges and agrees that Landlord has not offered to do, and shall not do or have any obligation to do, any work, repairs, alterations, decorations improvements, additions, changes, etc., at or to the premises to make the same ready for Tenant’s occupancy. Tenant further acknowledges that, prior into entering into this Lease, Tenant has had a full and fair opportunity to inspect the premises, or Tenant has expressly waived the right to do so. Tenant hereby accepts the premises in “as-is” condition.

66.	Certification by Tenant:

Tenant hereby acknowledges that, except as may otherwise be expressly set forth in this Lease, Landlord has made no representations, and is unwilling to make any representations, with regard to the premises, including the condition thereof. Tenant acknowledges it has been given a full and fair opportunity to inspect the premises or has waived the right to do so.

Tenant’s occupancy of the premises shall be deemed a certification to Landlord and the holder of any mortgage to which this Lease is, or shall thereafter be, subject and subordinate, that the premises have been delivered to Tenant in accordance with the terms of the Lease and that possession thereof has been fully and completely accepted by Tenant, in “as is” condition, who is then in possession of the same, and that the term of this Lease and the use of the premises and the date for payment of rent hereunder has commenced provided, however, prior to Tenant’s occupancy of the premises, Tenant shall have the right to deliver to Landlord a written list of uncompleted items which are Landlord’s obligation in accordance with paragraph 65 of this Lease. Landlord’s sole obligation with regard to such list shall be to commence promptly after receipt thereof to repair or remedy the items thereon, and complete the same with due diligence. Tenant shall confirm the term of this Lease, and that rental payments have commenced, and the other terms and conditions of this paragraph, in writing, within five (5) days of Landlord’s request. In the event Tenant fails to confirm the items required within said five (5) day period, Tenant shall be deemed to have certified these items in accordance with Landlord’s request.

67.	Exhibits:

A.	Landlord and Tenant agree that all of the terms and conditions, restrictions and covenants contained in the following:

Exhibit “A” - Location of premises within building

Exhibit “B” - Interior walls to be removed

Exhibit “C” - Covenants and Restrictions

Exhibit “D” - Covenants and Restrictions

Exhibit “E” - Department of Health Letter

are to be strictly adhered to and these Exhibits are to be attached hereto and made a part hereof.

B.	Said premises are leased subject to the same estates, interests, liens, charges, encumbrances, mortgages, matters and defects in Landlord’s title, if any, and all easements, declarations, agreements, rights of the way, utility easements, and covenants and restrictions of record, including Declaration of Property which is annexed hereto as Exhibit “C”, dated December 29, 1983, and Exhibit “D”, dated September 1, 1985.

68.

Article 9 of the pre-printed lease form is modified as follows: In the event this Lease is terminated by Landlord by reason of the entire demised premises being unusable or untenantable, then such termination shall be effective as of the date of the damage, destruction or casualty, without prejudice however to Owner’s rights and remedies against Tenant under the Lease provisions in effect prior to such termination and any rent, additional rent, or any other amount due under this Lease shall be paid up to such date. In addition, notwithstanding anything contained in Article 9, if the demised premises are damaged or destroyed by fire or other casualty and Owner shall not have substantially completed its portion of the restoration within nine (9) months after the date of the casualty (subject to extension by reason of force majeure, or by reason of the acts or omissions of Tenant, Tenant’s officers, directors, employees, agents, servants and the like), provided Tenant is not in default under any of the terms and conditions of this Lease, then Tenant may terminate this Lease by written notice to Owner, which notice must be given to Owner within thirty (30) days (as to which time is of the essence) after the expiration of such nine-month period (as extended by force majuere, or by reason of the acts or omissions of Tenant, Tenant’s officers, directors, employees, agents, servants and the like). Upon receipt of such notice, this Lease shall terminate with the same effect as if such date were the expiration date, without prejudice however to Owner’s rights and remedies against Tenant under the Lease provisions in effect prior to such termination and any rent, additional rent, or any other amount due under this Lease shall be paid up to such date. In the event Tenant’s exercise is not timely made, then said right to terminate is forever absolutely waived for the instant fire or casualty by Tenant and the Lease shall remain and be in full force and effect. The right herein granted to Tenant shall be Tenant’s sole and exclusive remedy in the event of an event covered by Article 9 of this Lease and Tenant hereby expressly waives any other rights and remedies it may have against Landlord. All obligations which were to survive the expiration or termination of the term of this Lease shall survive the termination of this Lease in accordance with this paragraph.

69.

Notwithstanding anything to the contrary contained in Article 13 of the pre-printed lease form, except in the event of an emergency, neither Landlord, nor Landlord’s agents shall have the right to enter upon the demised premises without an authorized representative of Tenant accompanying Landlord, it being understood and agreed that such non-accompanied entry by Landlord or Landlord’s agent may cause Tenant to lose its ability to operate a pharmacy at the demised premises. Tenant warrants and represents that an authorized representative of Tenant shall be available at the premises on all business days between the hours of 9:00 a.m. and 5:00 p.m. Landlord shall give reasonable prior notice to Tenant (which may be by telephone) of its desire to enter the demised premises and shall arrange to enter the demised premises only during normal business days and business hours. In addition, Landlord agrees that in making any entry into the demised premises or in making any repairs, replacements or improvements or other work, or in exercising any of its rights granted to it pursuant to this article, to the extent reasonably possible without increasing Landlord’s cost in connection with the same, to minimize disruption to Tenant’s use and enjoyment of the premises, and not to cause any material diminution in the size of the demised premises.

70.	In the event Landlord is unable to deliver possession of the premises to Tenant with the new sink installed by April 8, 2002 (such date subject to extension by reason of force majuere, or the acts of omission or commission of Tenant, Tenant’s agents, servants or employees) Tenant may elect to terminate this Lease by reason of Landlord’s failure to deliver possession of the premises, by written notice to Landlord sent in accordance with the provisions of this Lease on or before April 15, 2002 (or seven days after such date as extended), time being of the essence with respect thereto. In the event Tenant timely elects to terminate this Lease because possession of the premises was not delivered to Tenant, this Lease shall terminate on the date of Tenant’s notice unless possession of the premises has been delivered to Tenant prior to the date of Tenant’s notice. In the event Tenant does not timely exercise the right herein granted to terminate this Lease, or Landlord has delivered possession of the premises prior to the date of Tenant’s termination notice, then, notwithstanding anything contained in this Lease, this Lease shall remain in full force and effect and binding upon the parties hereto without any further act required. In the event Tenant terminates this Lease in accordance with the foregoing procedure, Landlord shall have no liability whatsoever to Tenant by reason thereof, the term hereunder shall end and expire as fully and completely as if such date was the day herein definitely fixed for the end and expiration of the Lease, and those items which by the terms of the Lease shall survive the expiration or sooner termination of the term of the Lease shall survive the termination of the Lease in accordance with this paragraph.

71.	Miscellaneous:

A.	The parties to this Indenture of Lease further agree that the printed form of Lease refers to a loft within the

State of New York and that accordingly whenever in the Lease reference is made to any laws, rules or regulations of the State of New York, such reference shall be deemed to also include and be laws, rules and regulations of the governmental agencies having jurisdiction over the demised premises.

B.	Neither this Lease, nor any memorandum thereof, shall be recorded by Tenant or any person or entity claiming under or through Tenant.

C.	Landlord agrees to include the name of Tenant on the building directory.

D.	In case of any conflict or inconsistency between any of the provisions of this Rider, and the provisions of the within Lease, the provisions of this Rider shall prevail and control.

E.	All costs, charges and expenses which Tenant assumes, agrees or is obligated to pay pursuant to this Lease shall be deemed additional rent, and in the event of nonpayment, Landlord shall have all of the rights and remedies with respect thereto as is herein provided for in the case of nonpayment of Base Rent.

F.	If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and enforced to the fullest extent permitted by law.

G.	Landlord and Tenant understand, agree, and acknowledge that: (i) this Lease has been freely negotiated by both parties; and (ii) that, in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

IN WITNESS WHEREOF, Landlord/Owner and Tenant have respectively signed this Lease as of the day and year first above written.

LANDLORD/OWNER:	HEARTLAND RENTAL PROPERTIES LLC.

By:	Heartland Rental Properties, Inc.

By:	/s/ Adam Wolkoff
Adam Wolkoff, Vice-President
TENANT:	AMERICAN PRESCRIPTION PROVIDERS, INC.

By:	/s/ R. Scott Jones
R. Scott Jones, President and CEO

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